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SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
among GIBRALTARINDUSTRIES, INC.
GIBRALTAR STEEL CORPORATION OF NEW YORK
as Borrowers

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arranger and Joint Book Runner

BANK OF AMERICA, N.A. CITIZENS BANK, N.A.
as Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents

BRANCH BANKING AND TRUST COMPANY BMO HARRIS BANK, N.A.
M&T BANK
PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

dated as of January 24, 2019

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ARTICLE I. DEFINITIONS    2
Section 1.1. Definitions    2
Section 1.2. Accounting Terms    38
Section 1.3. Terms Generally    39
Section 1.4. Confirmation of Recitals    39
ARTICLE II. AMOUNT AND TERMS OF CREDIT    39
Section 2.1. Amount and Nature of Credit    39
Section 2.2. Revolving Credit Commitment    40
Section 2.3. Interest    46
Section 2.4. Evidence of Indebtedness    47
Section 2.5. Notice of Loans and Credit Events; Funding of Loans    47
Section 2.6. Payment on Loans and Other Obligations    49
Section 2.7. Prepayment    51
Section 2.8. Commitment and Other Fees    52
Section 2.9. Modifications to Commitment    52
Section 2.10. Computation of Interest and Fees    55
Section 2.11. Mandatory Payments    55
Section 2.12. Liability of Borrowers    55
Section 2.13. Cash Collateral    57

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES	58
Section 3.1. Requirements of Law    58
Section 3.2. Taxes    59
Section 3.3. Funding Losses    64
Section 3.4. Change of Lending Office    64

Section 3.5. Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate	65
Section 3.6. Replacement of Lenders    66
Section 3.7. Discretion of Lenders as to Manner of Funding    66
ARTICLE IV. CONDITIONS PRECEDENT    67
Section 4.1. Conditions to Each Credit Event    67
Section 4.2. Certain Closing Deliveries Under the Prior Credit Agreements    68
Section 4.3. Conditions to the First Credit Event    68
ARTICLE V. COVENANTS    71
Section 5.1. Insurance    71
Section 5.2. Money Obligations    72
Section 5.3. Financial Statements, Collateral Reporting and Information    72
Section 5.4. Financial Records    74
Section 5.5. Franchises; Change in Business    74
Section 5.6. ERISA Pension and Benefit Plan Compliance    74
Section 5.7. Financial Covenants    75
Section 5.8. Borrowing    76
Section 5.9. Liens    77

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Section 5.10. Regulations T, U and X    78
Section 5.11. Investments, Loans and Guaranties    78
Section 5.12. Merger and Sale of Assets    80
Section 5.13. Acquisitions    81
Section 5.14. Notice    82
Section 5.15. Restricted Payments    82
Section 5.16. Environmental Compliance    83
Section 5.17. Affiliate Transactions    83
Section 5.18. Use of Proceeds    84
Section 5.19. Corporate Names and Locations of Collateral    84

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest	85
Section 5.21. Collateral    86

Section 5.22. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral	88
Section 5.23. Flood Hazard    88
Section 5.24. Restrictive Agreements    89
Section 5.25. Most Favored Covenant Status    89
Section 5.26. Pari Passu Ranking    90
Section 5.27. Guaranty Under Material Indebtedness Agreement    90
Section 5.28. Amendments to Material Indebtedness Agreements    90
Section 5.29. Amendment of Organizational Documents    90
Section 5.30. Fiscal Year of Borrowers    90
Section 5.31. Beneficial Ownership    90
Section 5.32. Further Assurances    90
ARTICLE VI. REPRESENTATIONS AND WARRANTIES    91
Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification    91
Section 6.2. Corporate Authority    91
Section 6.3. Compliance with Laws and Contracts    91
Section 6.4. Litigation and Administrative Proceedings    92
Section 6.5. Title to Assets    92
Section 6.6. Liens and Security Interests    92
Section 6.7. Tax Returns    93
Section 6.8. Environmental Laws    93
Section 6.9. Locations    93
Section 6.10. Continued Business    94
Section 6.11. Employee Benefits Plans    94
Section 6.12. Consents or Approvals    95
Section 6.13. Solvency    95
Section 6.14. Financial Statements    95
Section 6.15. Regulations    95
Section 6.16. Material Agreements    96
Section 6.17. Intellectual Property    96
Section 6.18. Insurance    96
Section 6.19. Deposit Accounts and Securities Accounts    96

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Section 6.20. Accurate and Complete Statements    96
Section 6.21. Investment Company; Other Restrictions    97
Section 6.22. Defaults    97
Section 6.23. Beneficial Ownership Certification    97
Section 6.24. EEA Financial Institution    97
ARTICLE VII. COLLATERAL    97
Section 7.1. Collections and Receipt of Proceeds by Borrowers    97
Section 7.2. Collections and Receipt of Proceeds by the Administrative Agent    98
Section 7.3. Administrative Agent’s Authority Under Pledged Notes    99
Section 7.4. Commercial Tort Claims    100
ARTICLE VIII. EVENTS OF DEFAULT    100
Section 8.1. Payments    100
Section 8.2. Special Covenants    100
Section 8.3. Other Covenants    100
Section 8.4. Representations and Warranties    101
Section 8.5. Cross Default    101
Section 8.6. ERISA Default    101
Section 8.7. Change in Control    101
Section 8.8. Judgments    101
Section 8.9. Security    102
Section 8.10. Validity of Loan Documents    102
Section 8.11. Solvency    102
ARTICLE IX. REMEDIES UPON DEFAULT    103
Section 9.1. Optional Defaults    103
Section 9.2. Automatic Defaults    103
Section 9.3. Letters of Credit    103
Section 9.4. Offsets    104
Section 9.5. Equalization Provisions    104
Section 9.6. Collateral    104
Section 9.7. Administrative Agent’s Rights to Occupy and Use Property of Credit Parties 105 Section 9.8. Other Remedies    106
Section 9.9. Application of Proceeds    106
ARTICLE X. THE ADMINISTRATIVE AGENT    107
Section 10.1. Appointment and Authorization    107
Section 10.2. Note Holders    108
Section 10.3. Consultation With Counsel    108
Section 10.4. Documents    108
Section 10.5. Administrative Agent and Affiliates    108
Section 10.6. Knowledge or Notice of Default    109
Section 10.7. Action by Administrative Agent    109
Section 10.8. Release of Collateral or Guarantor of Payment    109
Section 10.9. Delegation of Duties    110
Section 10.10. Indemnification of Administrative Agent    110

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Section 10.11. Successor Administrative Agent    110
Section 10.12. Issuing Lender    111
Section 10.13. Swing Line Lender    111
Section 10.14. Administrative Agent May File Proofs of Claim    111
Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program . 112 Section 10.16. Other Agents    112
ARTICLE XI. GUARANTY    112
Section 11.1. Guaranty by Borrowers    112
Section 11.2. Additional Undertaking    112
Section 11.3. Guaranty Unconditional    113
Section 11.4. Borrowers’ Obligations to Remain in Effect; Restoration    113
Section 11.5. Certain Waivers    114
Section 11.6. Subrogation    114
Section 11.7. Effect of Stay    114
Section 11.8. Effect of Breach of Article XI    114
ARTICLE XII. MISCELLANEOUS    114
Section 12.1. Lenders’ Independent Investigation    114
Section 12.2. No Waiver; Cumulative Remedies    115
Section 12.3. Amendments, Waivers and Consents    115
Section 12.4. Notices    117
Section 12.5. Costs, Expenses and Documentary Taxes    117
Section 12.6. Indemnification    117
Section 12.7. Obligations Several; No Fiduciary Obligations    118
Section 12.8. Execution in Counterparts    118
Section 12.9. Binding Effect; Borrowers’ Assignment    118
Section 12.10. Lender Assignments    118
Section 12.11. Sale of Participations    120
Section 12.12. Replacement of Defaulting Lenders    121
Section 12.13. Patriot Act Notice    122
Section 12.14. Severability of Provisions; Captions; Attachments    122
Section 12.15. Investment Purpose    122
Section 12.16. Entire Agreement    123
Section 12.17. Confidentiality    123
Section 12.18. Limitations on Liability of the Issuing Lenders    124
Section 12.19. General Limitation of Liability    124
Section 12.20. No Duty    124
Section 12.21. Legal Representation of Parties    125
Section 12.22. Judgment Currency    125
Section 12.23. Governing Law; Submission to Jurisdiction    126
Section 12.24. ERISA Representations    126
Section 12.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions    128
Section 12.26. Defaulting Lenders    128
Jury Trial Waiver    1

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Exhibit A    Form of Revolving Credit Note Exhibit B    Form of Swing Line Note
Exhibit C    Form of Notice of Loan
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Assignment and Acceptance Agreement

Exhibit F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1    Commitments of Lenders Schedule 2    Guarantors of Payment Schedule 2.2    Existing Letters of Credit Schedule 2.14    Designated Hedge Agreements Schedule 3    Pledged Securities
Schedule 5.8    Indebtedness
Schedule 5.9    Liens
Schedule 5.11    Permitted Foreign Subsidiary Loans, Guaranties and Investments Schedule 5.17    Affiliate Transactions
Schedule 6.1    Corporate Existence; Subsidiaries; Foreign Qualification Schedule 6.4    Litigation and Administrative Proceedings
Schedule 6.5    Real Estate Owned by the Companies Schedule 6.8    Environmental Matters
Schedule 6.9    Locations
Schedule 6.11    Employee Benefits Plans Schedule 6.16    Material Agreements Schedule 6.17    Intellectual Property Schedule 6.18    Insurance
Schedule 7.3    Pledged Notes
Schedule 7.4    Commercial Tort Claims

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be further amended, restated or otherwise modified, this “Agreement”) is made effective as of the 24th day of January, 2019 among:

(a)	GIBRALTAR INDUSTRIES, INC., a Delaware corporation (“Gibraltar”);

(b)GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (“GSCNY” and, together with Gibraltar, collectively, the “Borrowers” and, individually, each a “Borrower”);

(c)the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 12.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(d)KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrowers, the Administrative Agent and the lenders named therein entered into that certain Fifth Amended and Restated Credit Agreement, dated as of December 9, 2015 (the “Fifth Amended Credit Agreement”), which agreement amended and restated that certain Fourth Amended and Restated Credit Agreement, dated as of October 11, 2011, which agreement amended and restated that certain Third Amended and Restated Credit Agreement, dated as of July 24, 2009, which agreement amended and restated that certain Second Amended and Restated Credit Agreement, dated as of August 31, 2007, which agreement amended and restated that certain Amended and Restated Credit Agreement, dated as of December 8, 2005 (collectively, such agreements are referred to herein as the “Prior Credit Agreements”);

WHEREAS, this Agreement amends and restates in its entirety the Fifth Amended Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Fifth Amended Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Prior Credit Agreements, delivered in connection with the Prior Credit Agreements, shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Fifth Amended Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Fifth Amended Credit Agreement as of the Closing Date shall remain outstanding and constitute continuing Obligations hereunder; provided that, on the Closing Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the commitments, existing loans and participations in letters of credit under the Fifth Amended Credit Agreement to be, as applicable, re-allocated among the Lenders in accordance with their respective Commitment Percentages established pursuant to this Agreement. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this

Agreement shall not be deemed to evidence or result in a novation or repayment and re- borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Fifth Amended Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Fifth Amended Credit Agreement in its entirety;

WHEREAS, it is the intent of the Borrowers, the Administrative Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
“Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof. “Additional Issuing Lender” means a Lender that shall have (a) agreed with the
Administrative Agent to issue a Letter of Credit hereunder in its own name, but in each instance on behalf of the Revolving Lenders hereunder, and (b) executed with the Administrative Agent an Additional Issuing Lender Agreement.

“Additional Issuing Lender Agreement” means an Additional Issuing Lender Agreement, prepared by the Administrative Agent and in form and substance acceptable to the

Administrative Agent, among the Borrowers, the Administrative Agent and a Lender with respect to the issuance by such Lender of Letters of Credit hereunder, whereby such Lender agrees to become an Additional Issuing Lender.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.
“Additional Term Loan Facility” means that term as defined in Section 2.9(b)(i) hereof. “Additional Term Loan Facility Amendment” means that term as defined in Section
2.9(c)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Administrative Borrower” means Gibraltar.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” means that term as defined in Section 5.17 hereof. “Agreement” means that term as defined in the first paragraph hereof.
“Alternate Currency” means Euros, British Pounds Sterling, Japanese Yen, Canadian Dollars or any other currency, other than Dollars, agreed to by the Administrative Agent and all the Lenders that shall be freely transferable and convertible into Dollars.

“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to the Borrowers, and (b) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.

“Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which the Borrowers shall pay interest at a rate based upon the Derived Alternate Currency Rate.
“Alternate Currency Maximum Amount” means Fifty Million Dollars ($50,000,000). “Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any
Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg), for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Alternate Currency Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder, and the Corruption of Foreign Public Officials Act (S.C. 1998, c. 34), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means:

(a)for the period from the Closing Date through March 31, 2019, fifteen (15.00) basis points; and

(b)commencing with the Consolidated financial statements of Gibraltar for the fiscal year ending December 31, 2018, the number of basis points set forth in the following matrix, based upon the result of the computation of the Total Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Total Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 3.00 to 1.00	25.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	20.00 basis points
Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	17.50 basis points
Less than 1.00 to 1.00	15.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is April 1, 2019. From and after April 1, 2019, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid regardless of the Total Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Creditor” means that term as defined in Section 12.22(b) hereof.

“Applicable Margin” means:

(a)for the period from the Closing Date through March 31, 2019, one hundred twelve and one-half (112.50) basis points for LIBOR Fixed Rate Loans and twelve and one-half (12.50) basis points for Base Rate Loans; and

(b)commencing with the Consolidated financial statements of Gibraltar for the fiscal year ending December 31, 2018, the number of basis points (depending upon whether Loans are LIBOR Fixed Rate Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Total Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Total Leverage Ratio	Applicable Basis Points for LIBOR Fixed Rate Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 3.00 to 1.00	200.00	100.00
Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	162.50	62.50
Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	137.50	37.50
Less than 1.00 to 1.00	112.50	12.50

The first date on which the Applicable Margin is subject to change is April 1, 2019. From and after April 1, 2019, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or
(b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Total Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the

Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Depository” means that term as defined in the definition of Cash Equivalents.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person (other than to another Company in connection with a transaction permitted by Section 5.12(a) through (g) hereof) of any of such Company’s assets; provided that the term Asset Disposition specifically excludes (a) any sales, transfers or other dispositions of Inventory, or obsolete, worn-out or excess furniture, fixtures, Equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (b) any Recovery Event.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent, a Lender or an affiliate of a Lender (or a Person that was a Lender or an affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent, any Lender or an affiliate of a Lender (or a Person that was a Lender or an affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent, any Lender or an affiliate of a Lender (or a Person that was a Lender or an affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrowers shall pay interest at the Derived Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bond Letter of Credit” means the irrevocable transferable letter of credit in the stated amount of Three Million Two Hundred Thirty Thousand Six Hundred Eighty-Five and 90/100 Dollars ($3,230,685.90), issued to secure the payment of the Bonds.

“Bonds” means the Manhattan, Kansas Variable Rate Demand Industrial Development Revenue Refunding Bonds (Florence Corporation of Kansas Project), Series 2003.
“Borrower” means that term as defined in the first paragraph of this Agreement. “Borrowers” means that term as defined in the first paragraph of this Agreement. “Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition,
(a)if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market, and (b) if the applicable Business Day relates to an Alternate Currency, is a day of the year on which dealings in deposits are carried on in the relevant Alternate Currency in the London interbank market and in the principal financial center for such Alternate Currency.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split, restricted stock award under any of Gibraltar’s omnibus incentive plans, stock distributions in connection with an Acquisition permitted by Section 5.13 hereof or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (consistent with the provisions of Section 1.2(c) hereof), should be accounted for as a capital lease on the balance sheet of such Person.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP (consistent with the provisions of Section 1.2(c) hereof), have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Collateralize” means to deposit into a Cash Collateral Account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a)    securities issued, or directly and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b)    Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Depository”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition;

(c)    commercial paper issued by an Approved Depository or by the parent company of an Approved Depository and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from Standard & Poor’s or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;

(d)    fully collateralized repurchase agreements entered into with an Approved Depository having a term of not more than thirty (30) days and covering securities described in subpart (a) above;

(e)    investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (d) above;

(f)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Depository;

(g)    investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Depository; and

(h)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing subpart (g).

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Administrative Agent or any Lender.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“Change in Control” means:

(a)the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Gibraltar;

(b)if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of Gibraltar cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts
(i)and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors;

(c)if Gibraltar shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of GSCNY; or

(d)the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means January 24, 2019.

“Closing Fee Letter” means the Closing Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of each Credit Party’s existing and future (i) personal property,
(ii)Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in one or more Cash Collateral Accounts, if any, and (iv) Cash Security; and
(b) Proceeds and products of any of the foregoing.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the
U.C.C. (Schedule 7.4 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, such Lender’s percentage of the Commitment as set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 12.10 hereof).

“Commitment Period” means the period from the Closing Date to January 23, 2024, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Commodity Hedging Device” means a forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices entered into by a Company.

“Companies” means all Borrowers and all Subsidiaries of all Borrowers. “Company” means a Borrower or a Subsidiary of a Borrower.
“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than a Company.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of Gibraltar and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section

6.14	hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Gibraltar for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis:

(a)    Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of:

(i)	Consolidated Interest Expense;

(ii)	Consolidated Income Tax Expense;

(iii)	Consolidated Depreciation and Amortization Charges;

(iv)	extraordinary and other non-recurring non-cash losses and charges;

(v)	non-cash equity based compensation expenses; and

(vi)    the sum of the following amounts (“Permitted Adjustments”), but only to the extent that the aggregate amount added-back to net earnings pursuant to this clause (vi) does not exceed twenty percent (20%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (vi): net cost savings; operating expense reductions; restructuring charges and related charges; restructuring costs; accruals or reserves; business optimization costs; project startup costs; integration costs; transition costs; costs incurred in connection with any non-recurring strategic initiatives; retention charges; contract termination costs; recruiting and signing bonuses and expenses; future lease commitments; systems establishment costs; conversion costs; excess pension charges and consulting fees; one-time customary cash charges, costs, fees and expenses payable in connection with an Acquisition; one-time unusual or extraordinary cash costs or losses (including losses incurred on the write-down of inventory); non-recurring integration transaction costs paid in cash in with an Acquisition; other operating improvements and synergies projected by the Borrowers in good faith to be realized as a result of actions taken or to be taken in connection with any specified transaction or with respect to the implementation of an operational initiative or operational change after the Closing Date, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that:

(A)    a duly completed certificate signed by a Responsible Officer of the Borrowers shall be delivered to the Administrative Agent together with the Compliance Certificate (which shall set forth any such cost savings, operating expense reductions or synergies in reasonable detail), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably anticipated to be realized within the timeframes set forth in clauses below as determined in good faith by the Borrowers, and (y) such actions have been taken or are to be taken within twelve (12) months after the consummation of the specified transaction or other applicable action which is expected to result in such cost savings, operating expense reductions, operating improvements or synergies;

(B)    no cost savings, operating expense reductions, operating improvements and synergies shall be added back as a Permitted Adjustment pursuant to the definition of “Consolidated EBITDA” to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Earnings, whether through a pro forma adjustment or otherwise, for such period; and

(C)    projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies.

Notwithstanding the foregoing, for the purposes of calculating Consolidated EBITDA for any period, if at any time during such period, the Borrowers or any of their respective Subsidiaries shall have made an Acquisition (or Asset Disposition), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments with respect to non-recurring expenses incurred prior to such Acquisition by the target entity of such Acquisition to the extent such expenses are factually supportable), as if any such Acquisition (or Asset Disposition) or adjustment occurred on the first day of such period, in each case to be mutually and reasonably agreed upon by Gibraltar and the Administrative Agent.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Gibraltar, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Gibraltar (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any) of Gibraltar for such period with respect to Indebtedness (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements) of Gibraltar, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Gibraltar for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Gibraltar, determined as of such date on a Consolidated basis.

“Consolidated Senior Funded Indebtedness” means, at any date, Consolidated Funded Indebtedness minus Subordinated Indebtedness, if any, of Gibraltar, as determined on a Consolidated basis.

“Consolidated Total Assets” means, at any time, all of the assets of Gibraltar, as determined on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by an Issuing Lender of a Letter of Credit.

“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Currency Hedge Agreement” means any currency swap agreement, forward currency purchase agreement, foreign exchange transaction agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate for Revolving Loans from time to time in effect.

“Defaulting Lender” means, subject to Section 12.26 hereof, a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit or Swing Loans required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Administrative Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Administrative Borrower, the Issuing Lender or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after receipt of a written request from the Administrative Agent or the Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit or Swing Loans, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; (d) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (e) has failed to pay to the Administrative Agent, the Issuing Lender or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of subparts (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.26 hereof) upon delivery of written notice of such determination to the Administrative Borrower, the Issuing Lender and each Lender.
“Deposit Account” means a deposit account, as that term is defined in the U.C.C. “Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Administrative Agent and a depository institution, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Alternate Currency Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Eurodollar Rate.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodity Hedging Device) to which any Credit Party is a party and as to which a Lender or any of its affiliates is (or at the time such Hedge Agreement was entered into, was) a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement (which designation shall not be unreasonably withheld or delayed), so that such Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranties of Payment and the Security Documents to the extent such Loan Documents provide guarantees or security for creditors of such Credit Party under Designated Hedge Agreements. Any such Hedge Agreement shall cease to be a Designated Hedge Agreement if its termination date is extended, notional amount increased, or fixed rate payable by a Credit Party increased, without the prior written consent of the Administrative Agent.

“Designated Hedge Creditor” means each Lender or affiliate of a Lender (or a Person that was a Lender or an affiliate of a Lender at the time of entering into the relevant Designated Hedge Agreement) that participates as a counterparty to a Credit Party pursuant to any Designated Hedge Agreement with such Lender or affiliate of such Lender (or a Person that was a Lender or an affiliate of a Lender at the time of entering into the relevant Designated Hedge Agreement).

“Designated Hedge Document” means (a) each Designated Hedge Agreement to which a Credit Party is now or may hereafter become a party, and (b) each confirmation, transaction statement or other document executed and delivered in connection therewith to which a Credit Party is now or may hereafter become a party.

“Designated Hedge Obligations” means all obligations and liabilities of one or more Credit Parties under Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in such Alternate Currency, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant alternate currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.11(a) hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each Loan or Letter of Credit. The Administrative Agent shall notify the Administrative Borrower of the Dollar

Equivalent of such Alternate Currency Loan or Letter of Credit or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any affiliate of a Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that extends credit or buys loans of the type made hereunder as part of its principal business; provided that no Company, no Affiliate of a Company, nor any Person acting at the direction of, or in concert with, any such Person, shall be an Eligible Transferee.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“Equity Interests” means (a) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time directly owned by any Credit Party and the certificates representing such capital stock, (b) all of the membership interests in a limited liability company at any time owned or held by any Credit Party, and (c) all of the equity interests in any other form of organization at any time owned or held by any Credit Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan (other than in the ordinary course of business in connection with an Acquisition); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy, in all material respects, any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action or suit with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrowers shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg), for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(e) hereof and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof. “FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Closing
Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Fifth Amended Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Financial Officer” means any of the following officers: chief executive officer, president, senior vice president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Administrative Borrower.

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto,
(b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s outstanding Swing Line Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment), other than Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Gibraltar.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Gibraltar” means that term as defined in the first paragraph hereof.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-

maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Subsidiary that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

“Guaranty of Payment” means (a) the Sixth Amended and Restated Subsidiary Guaranty executed and delivered on the Closing Date in connection with this Agreement by the Guarantors of Payment, and (b) any other guaranty of payment executed and delivered subsequent to the Closing Date by a Guarantor of Payment; in each case, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“GSCNY” means that term as defined in the first paragraph hereof.

“Hazardous Substance” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means any Interest Rate Hedge Agreement, Currency Hedge Agreement or Commodity Hedging Device.

“Immaterial Deposit Account” means a Deposit Account maintained by a Credit Party that, at all times, has a balance of less than Two Million Dollars ($2,000,000); provided that the Immaterial Deposit Accounts of all Credit Parties shall not, at any time, aggregate in excess of Eight Million Dollars ($8,000,000).

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued expenses and deferred taxes incurred and paid in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts

(a)	through (k) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered by a Borrower or Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Intellectual Property Security Amendment” means each Amendment and Confirmation of Intellectual Property Security Agreement (or similar document) executed and delivered on or after the Closing Date by a Borrower or Guarantor of Payment, relating to an Intellectual Property Security Agreement previously delivered by such Borrower or Guarantor of Payment.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Gibraltar, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as the Administrative Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that (a) if the Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.

“Interest Rate Hedge Agreement” means any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Issuing Lender” means, (a) as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder, with such other Lender being an Additional Issuing Lender, or (b) as to any Existing Letter of Credit, the Lender that issued such Existing Letter of Credit.

“Judgment Amount” means that term as defined in Section 12.22(b) hereof. “Judgment Currency” means that term as defined in Section 12.22(a) hereof. “KeyBank” means KeyBank National Association, and its successors and assigns.
“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Issuing Lenders and the Swing Line Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by an Issuing Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Administrative Agent, as an Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Fifty Million Dollars ($50,000,000).

“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio Step-Up Period” means a four consecutive fiscal quarter period of the Borrowers that meets the following criteria: (a) a Material Acquisition Event shall have occurred during the first fiscal quarter of such period, and (b) on or prior to the last day of the first fiscal quarter of such period, the Administrative Borrower shall have requested that such period be designated a “Leverage Ratio Step-Up Period” pursuant to a written request to the Administrative Agent (and the Administrative Agent shall notify the Lenders of such a request promptly after receipt thereof from the Administrative Borrower); provided that (i) the designation of a Leverage Ratio Step-Up Period shall be available to the Borrowers only after the Administrative Agent and the Lenders shall have received, with respect to each Acquisition that is a part of such Material Acquisition Event, (A) the historical financial statements of the target entity of such Acquisition, and (B) pro forma financial statements of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section
5.7    hereof, both before and after (assuming implementation of the Leverage Ratio Step-Up Period) giving effect to such Acquisition, and (ii) the Borrowers shall request no more than three such Leverage Ratio Step-Up Periods during the Commitment Period.
“LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan. “Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.

“Liquidity Amount” means, at any time, an amount equal to the Dollar Equivalent of (a) the Revolving Credit Availability; plus (b) all unencumbered, unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States; plus (c) all Cash Equivalents of the Credit Parties; provided that, for purposes of subparts (b) and (c) above, all cash-on-hand and Cash Equivalents of the Credit Parties shall be subject to a Control Agreement in favor of the Administrative Agent.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Loss” means that term as defined in Section 12.22(b) hereof.

“Material Acquisition Event” means any time when any Company consummates an Acquisition the Consideration for which is greater than or equal to Fifty Million Dollars ($50,000,000).

“Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of the Borrowers, or Gibraltar and its Subsidiaries taken as a whole; (b) any material adverse effect on the ability of a Borrower, or any other Credit Party, to perform its obligations under any of the Loan Documents to which it is a party; (c) any material adverse effect on the ability of Gibraltar and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (d) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise categorized consistent with the provisions of Section 1.2(c), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9(a) hereof, (b) increases pursuant to Section 2.9(b) hereof and (c) assignments of interests pursuant to Section 12.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of an Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Maximum Revolving Amount” means Four Hundred Million Dollars ($400,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company. “Multiemployer Plan” means a Pension Plan that is subject to the requirements of
Subtitle E of Title IV of ERISA.

“Non-Consenting Lender” means that term as defined in Section 12.3(c) hereof.

“Non-Material Subsidiary” means a Company that (a) is not a Credit Party or the equity holder of a Credit Party, (b) has aggregate assets of less than One Million Five Hundred Thousand Dollars ($1,500,000), and has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than One Million Five Hundred Thousand Dollars ($1,500,000), and (c) has aggregate revenues of less than One Million Five Hundred Thousand Dollars ($1,500,000) and has no direct or indirect Subsidiaries with aggregate revenues, for such Company and all such Subsidiaries, of more than One Million Five Hundred Thousand Dollars ($1,500,000).

“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Credit Parties to the Administrative Agent, the Swing Line Lender, any Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations of the Borrowers or any other Credit Party pursuant to Letters of Credit, including without limitation all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to a Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“OFAC” means that term as defined in Section 6.3(d) hereof.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP (consistent with the provisions of Section 1.2(c) hereof), are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.
“Original Currency” means that term as defined in Section 12.22(a) hereof. “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 hereof).

“Participant” means that term as defined in Section 12.11 hereof. “Participant Register” means that term as described in Section 12.11 hereof.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Performance Guaranty” means a performance guaranty entered into in the ordinary course of business and upon terms typical in the industry of the Borrowers; provided that Performance Guaranties shall not include guaranties of Indebtedness.

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a)    the investments by Gibraltar or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule
5.11 hereto;

(b)the loans by Gibraltar or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c)any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company;

(d)loans by a Credit Party to, investments by a Credit Party in, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary, so long as all such loans, investments and Letters of Credit by all Credit Parties to (or for the benefit of) all Foreign Subsidiaries do not exceed the aggregate (excluding any amounts set forth in Schedule
5.11 hereto) amount of Thirty-Five Million Dollars ($35,000,000) at any time outstanding; and

(e) guaranties by a Credit Party of Indebtedness of a Foreign Subsidiary, not otherwise permitted under this definition, so long as all such guaranties by all Credit Parties for all Foreign Subsidiaries does not exceed Ten Million Dollars ($10,000,000) at any time outstanding.

“Permitted Investment” means an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, for any fiscal year of Gibraltar, an aggregate amount of the greater of (a) Fifty Million Dollars ($50,000,000), or (b) five percent (5%) of Consolidated Total Assets.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge and Security Agreement” means the Sixth Amended and Restated Pledge and Security Agreement, executed and delivered by each Credit Party in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Pledge and Security Agreement Joinder” means each Pledge and Security Agreement Joinder, executed and delivered by a Credit Party for the purpose of adding such Credit Party as a party to a previously executed Pledge and Security Agreement.

“Pledged Entity” means the issuer of any Pledged Securities.

“Pledged Notes” means the promissory notes payable to a Credit Party, as described on Schedule 7.3 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to one or more Credit Parties.

“Pledged Securities” means all of the Equity Interests of a Subsidiary of a Credit Party (other than Subsidiaries of a CFC), whether now owned or hereafter acquired, and all of such Credit Party’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, and all proceeds thereof; provided that Pledged Securities shall exclude shares of voting capital stock or other voting equity interests in any Foreign Subsidiary that is either (i) not a first-tier Foreign Subsidiary, or (ii) a CFC in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Foreign Subsidiary. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Prior Closing Date” means December 9, 2015.

“Prior Credit Agreements” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

“Recovery Event” means, with respect to any property, (a) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (b) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage, (c) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (d) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Register” means that term as described in Section 12.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Bank Product Agreement or Hedge Agreement shall constitute a Related Writing hereunder.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the environment.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two Lenders.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution,
(b)    any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, including, but not limited to, the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture, or (c) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness, including but not limited to the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture.

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lenders to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.9(b) or 12.10 hereof.

“Revolving Loan” means a loan made to the Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the

U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) the Designated Hedge Obligations, and (c) the Bank Product Obligations; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.
“Securities Account” means a securities account, as that term is defined in the U.C.C. “Securities Account Control Agreement” means each Securities Account Control
Agreement among a Credit Party, the Administrative Agent and a Securities Intermediary, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Documents” means the Pledge and Security Agreement, each Pledge and Security Agreement Joinder, each Intellectual Property Security Agreement, each Intellectual Property Security Amendment, each Landlord’s Waiver (or similar document), each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Senior Secured Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Senior Funded Indebtedness (as of the end of the most recently completed fiscal quarter of Gibraltar) that is secured by a Lien; to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Gibraltar).

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such

Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subordinated Indenture” means the Indenture, dated as of the January 31, 2013, among Gibraltar, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, pursuant to which Gibraltar has issued the Subordinated Notes, as the same may, from time to time be amended, supplemented, restated or otherwise modified or replaced.

“Subordinated Notes” means the 6.25% Senior Subordinated Notes Due 2021, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Gibraltar.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the appropriate Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and such Issuing Lender.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrowers, on a discretionary basis, up to the aggregate amount at any time outstanding of Fifteen Million Dollars ($15,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.
“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment. “Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.5(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrowers by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Target EBITDA” means, for any period, in accordance with GAAP, net earnings for such period, plus the aggregate amounts deducted in determining such net earnings in respect of
(a)income taxes, (b) interest expense, and (c) depreciation and amortization charges (adjusted for proposed synergies or other post-acquisition actions or enhancements).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” means the principal amount of Four Hundred Million Dollars ($400,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9 (a) hereof; provided that, for the purposes of determining the Total Commitment Amount, the Administrative Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by the Administrative Agent.

“Total Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of Gibraltar); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Gibraltar).

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“United States” means the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withholding Agent” means any Credit Party or the Administrative Agent.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if the Borrowers adopt the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Administrative Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrowers shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

(c)    Notwithstanding any provisions contained in this Agreement (including, without limitation, any of the negative covenants, financial covenants and component definitions contained herein) or any of the other Loan Documents to the contrary, GAAP will be deemed to treat Operating Leases and Capital Leases in a manner consistent with their treatment by the Company under GAAP as of December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4. Confirmation of Recitals. The Borrowers, the Administrative Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrowers, participate in Swing Loans made by the Swing Line Lender to the Borrowers, and issue or participate in Letters of Credit at the request of the Borrowers, in such aggregate amount as the Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrowers or the issuance of a Letter of Credit:

(i)    the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a)Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that the Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, the Borrowers shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Subject to the provisions of this Agreement, the Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)	Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, an Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Borrower or a Guarantor of Payment, as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any Letter of Credit (and the Issuing Lenders shall not be obligated to issue any Letter of Credit) if, after giving effect thereto,
(A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.

The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to such Issuing Lender). Each such request shall be in a form acceptable to the Administrative Agent (and the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrowers, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender issuing such Letter of Credit an appropriate application and agreement, being in the standard form of such Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the applicable Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the

Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrowers shall reimburse the Issuing Lender that issued such Letter of Credit for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrowers within one Business Day of the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent), the Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender that issued such Letter of Credit, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than such Issuing Lender’s pro rata share of such borrowing), such Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)    Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the applicable Issuing Lender if such Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, the Administrative Agent (and such Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due (or the Dollar Equivalent with respect to a Letter of Credit in an Alternate Currency) with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, such Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from such Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrowers pursuant to this Section 2.2(b)(vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(b)(vi) by wire transfer of immediately available funds (in Dollars, and in the case of a Letter of Credit issued and drawn in an Alternate Currency, the Dollar Equivalent for amounts drawn in such Alternate Currency), in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

(vii)    Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit (including the Bond Letter of Credit) outstanding on, and to continue in effect after, the Closing Date (each, an “Existing Letter of Credit”). Each Existing Letter of Credit was issued by an Issuing Lender as a “Letter of Credit” under one of the Prior Credit Agreements and constitutes a “Letter of Credit” for all purposes under this Agreement.

(viii)    Auto-Renewal Letters of Credit. If the Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Issuing Lender if such Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and such Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(ix)    Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrowers shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the applicable Issuing Lender. Such Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse such Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrowers shall also execute such documentation as the Administrative Agent or the applicable Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Administrative Borrower.

(c)	Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

(ii)    Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Administrative Borrower and the Revolving Lenders, the Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Upon receipt of such notice by the Administrative Borrower and the Revolving Lenders, the Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)    Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Revolving Lender.

Section 2.3. Interest.

(a)	Revolving Loans.

(i)    Base Rate Loan. The Borrowers shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing March 31, 2019, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)    Eurodollar Loans. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for Revolving Loans. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(iii)    Alternate Currency Loans. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is an Alternate Currency Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Alternate Currency Loans), at the Derived Alternate Currency Rate. Interest on such Alternate Currency Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)Swing Loans. The Borrowers shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(d)Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to the Borrowers, as appropriate. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a)Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrowers to repay the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrowers’ obligations to such Revolving Lender hereunder.

(b)Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrowers to repay the Swing Loans and to pay interest thereon, the Borrowers shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrowers’ obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a)Notice of Loans and Credit Events. The Administrative Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00
A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of an Alternate Currency Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender). An Authorized Officer of the Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrowers shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Administrative Borrower, to debit any account of a Credit Party or otherwise receive such amount from the Borrowers, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)	Conversion and Continuation of Loans.

(i)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof. No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.

(ii)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)	Minimum Amount for Loans. Each request for:

(i)    a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number) of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number);

(ii)    a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)    a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed to by the Swing Line Lender.

(e)Interest Periods. The Administrative Borrower shall not request that LIBOR Fixed Rate Loans be outstanding for more than eight different Interest Periods at the same time, or such higher number of Interest Periods as agreed to in writing by the Administrative Agent.

(f)Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if the Borrowers request a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Revolving Lenders are Defaulting Lenders, the Administrative Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrowers in an amount equal to (i) the amount requested by the Administrative Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Revolving Lenders that are making such Revolving Loan shall do so in an amount equal to their Commitment Percentages of the amount requested by the Borrowers. For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Maximum Amount for such Lender.

Section 2.6. Payment on Loans and Other Obligations.

(a)Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. For clarification, the amount outstanding on any Alternate Currency Loan for purposes of repayment on the last day of the applicable Interest Period shall be measured in the Alternate Currency and not by the Dollar Equivalent of such amount. With respect to any Letter of Credit issued in an Alternate Currency, all payments to the Issuing Lender (and to any Lender that shall have funded its participation in such Letter of Credit) shall be made in Dollars in the Dollar Equivalent (as determined on the date and at the time of drawing of such Letter of Credit) of the amount of such Letter of Credit. All such payments shall be remitted by the Borrowers to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof (or at such other office or account as designated in writing by the Administrative Agent to the Administrative Borrower), for the account of the Revolving Lenders (or the appropriate Issuing Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds. Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)Payments in Dollars from Borrowers. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to the Administrative Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to the Administrative Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof for the account of the appropriate Lenders (or the appropriate Issuing Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or such Issuing Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(d)Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender issuing such Letter of Credit) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by the Administrative Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans and Swing Loans, and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e)Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a)	Right to Prepay.

(i)    The Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Administrative Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii)    The Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)    Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Revolving Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender shall exist.

(b)Notice of Prepayment. The Administrative Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a LIBOR Fixed Rate Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)Minimum Amount. Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Commitment and Other Fees.

(a)Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Maximum Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on March 31, 2019 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c)Authorization to Debit Account. Each Credit Party hereby agrees that the Administrative Agent has the right to debit from any Deposit Account of one or more Credit Parties, amounts owing to the Administrative Agent and the Lenders by any Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

Section 2.9. Modifications to Commitment.

(a)Optional Reduction of Revolving Credit Commitment. The Administrative Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than five Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If the Borrowers reduce in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Administrative

Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Maximum Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

(b)	Increase in Commitment.

(i)    At any time during the Commitment Increase Period, the Administrative Borrower may request that the Administrative Agent increase the Total Commitment Amount by (A) increasing the Maximum Revolving Amount, or (B) adding a term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) shall not exceed Three Hundred Million Dollars ($300,000,000). Each such request for an increase shall be in an amount of at least Twenty-Five Million Dollars ($25,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

(ii)    During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) each Additional Commitment from an Additional Lender, if any, shall be in an amount of at least Five Million Dollars ($5,000,000), (C) the Administrative Agent shall provide to the Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (D) the Borrowers shall execute and deliver to the Administrative Agent and the applicable Lenders such replacement or additional Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9 (b) (and the Borrowers shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more LIBOR Fixed Rate Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. The Administrative Borrower shall not request any increase in the Total Commitment Amount pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. At the time of any such increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent. Upon each increase of the Maximum Revolving Amount or addition of the Additional Term Loan Facility, the Total Commitment Amount shall be increased by the same amount.

(c)	Additional Term Loan Facility.

(i)    The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall be fully secured on a pari passu basis with the Revolving Loans, (C) shall be subject to an amortization rate between five percent (5%) and ten percent (10%) per annum, (D) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), (E) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, including, without limitation, with respect to covenants, representations and warranties, events of default and other applicable terms and conditions, (F) shall be subject to customary mandatory prepayments, including, but limited to those in connection with assets sales, casualty occurrences and in connection with the incurrence of indebtedness, and (G) shall be subject to interest rates as determined by the Administrative Agent at the time of the exercise of such Additional Term Loan Facility; provided that in the event the interest rate with respect to such Additional Term Loan Facility is greater than the then-current interest rates applicable to the Revolving Loans by fifty (50.00) basis points or more, then the interest rate for the Revolving Loans shall be increased to the extent necessary such that the interest rate on the Revolving Loans is fifty (50.00) basis points below such Additional Term Loan Facility.

(ii)    The Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of Section 2.9(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.9 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a)Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day after receipt of notice, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day after receipt of notice, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)Application of Mandatory Payments. Unless otherwise designated by the Administrative Borrower, each prepayment pursuant to Section 2.11 hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans,
(ii)second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans, and (iii) third, to outstanding Alternate Currency Loans (or, at the discretion of the Administrative Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date); provided that, if the outstanding principal amount of any LIBOR Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such LIBOR Fixed Rate Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a LIBOR Fixed Rate Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12. Liability of Borrowers.

(a)    Joint and Several Liability. Each Borrower hereby authorizes the Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

(b)    Appointment of Administrative Borrower. Each Credit Party hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Credit Parties, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Credit Party that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Credit Party hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Credit Parties in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Credit Party as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group.

(c)    Maximum Liability of GSCNY. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of GSCNY exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of GSCNY from other Affiliates of GSCNY) would not render the rights to payment of the Administrative Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

(d)    Swap Obligations Make-Well Provision. Each Borrower that is an “eligible contract participant” as defined in the Commodity Exchange Act hereby jointly and severally, absolutely, unconditionally and irrevocably, undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of each such Borrower under this Section 2.12(d) shall remain in full force and effect until all Secured Obligations are paid in full. The Borrowers intend that this Section 2.12(d) constitute, and this Section 2.12(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(e)    Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by the Administrative Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that the Administrative Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. The Administrative Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for the Administrative Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to the Administrative Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full.

Section 2.13. Cash Collateral.

(a)Reallocation of Fronting Exposure. If at any time that there shall exist a Defaulting Lender, then:

(i)    all or part of the Fronting Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their Commitment Percentages but only to the extent that such additional exposure does not exceed the available non-Defaulting Lender Commitments.

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Administrative Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 12.26(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, and agree to maintain, a first priority security interest in all Cash Collateral maintained pursuant to Subsection 2.13(a)(ii) above as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (c) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Administrative Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional

Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 12.26 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)	If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participates in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the Alternate Currency Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor (but in any event within ten days), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

(b)If any Lender shall have determined that, after the Closing Date, any Change in Law regarding capital adequacy or liquidity, or liquidity requirements or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the basis for the method for calculating such amount), the Borrower shall promptly (but in any event within ten days) pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.1 and delivered to the Administrative Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2. Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without set off, counterclaim, deduction or withholding for, and free and clear of any present or future, Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the reasonable discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax (including, without limitation, both United States federal backup withholding and withholding taxes) from any such payment by such Withholding Agent then (i) such Withholding Agent shall withhold or make such deductions in amounts as determined by such Withholding Agent in its reasonable discretion based in part upon the information and documentation it has received pursuant to subsection (e) below, (ii) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable to the applicable Recipient by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including, without limitation, any such withholdings and deductions applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)	Tax Indemnifications.

(i)    Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount that a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(c)(ii) below.

(ii)    Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of,
U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-4 hereto on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative

Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section
3.2    with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.2(f), in no event will the applicable Recipient be required to pay any amount to such

Credit Party pursuant to this Section 3.2(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

Section 3.3. Funding Losses. The Borrowers agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto,
(d)any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 12.3(c) or 12.12 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Administrative Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent manifest error. The obligations of the Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5. Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower and the Administrative Agent, be conclusive and binding on the Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert into any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)    If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(c)    Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.5(b) hereof have arisen and such circumstances are unlikely to be temporary,
(ii) the administrator of the interest settlement rate described in Section 3.5(b) hereof discontinues its administration and publication of interest settlement rates for deposits in Dollars (and there is no successor administrator that will continue the administration and publication thereof), or (iii) the supervisor for the administrator of the interest settlement rate described in Section 3.5(b) hereof or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Administrative Borrower shall seek to jointly agree upon an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.3 hereof, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.5(c), (y) any request pursuant to this Agreement that requests the conversion to, or continuation of, any Eurodollar Loan shall be ineffective and any such Eurodollar Loan shall be continued as or converted to, as the case may be, a Base Rate Loan, and (z) if any request is made for a Eurodollar Loan, such Loan shall be made as a Base Rate Loan. If the alternate rate of interest determined pursuant to this Section 3.5(c) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.6. Replacement of Lenders. The Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the Borrowers shall be liable to such replaced Lender under Section
3.3    hereof if any LIBOR Fixed Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.10 hereof (provided that the Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period. In addition, each Lender and Issuing Lender may (at its option, provided that such election shall not adversely affect the Companies), fund its portion of a Loan requested by a Borrower by causing any foreign or domestic branch or affiliate of such Lender or Issuing Lender to provide such funding; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement, and such Lender or Issuing Lender and its affiliate or branch shall cooperate and communicate with the Administrative Agent in order to coordinate such arrangement. Each of the Administrative Agent, each Issuing Lender and each Lender at its option may make any Loans or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Loans actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender. “Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lenders and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)    all conditions precedent as listed in Sections 4.2 and 4.3 hereof shall have been satisfied prior to or as of the first Credit Event occurring on or after the Closing Date;

(b)    the Administrative Borrower or any other Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)    each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Certain Closing Deliveries Under the Prior Credit Agreements. The following deliveries have been made by the Borrowers prior to the Closing Date in connection with the Prior Credit Agreements:

(a)Intellectual Property Security Agreements. Each Credit Party that owned federally registered intellectual property executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement.

(b)Landlords’ Waivers and Mortgagees’ Waivers. The Borrowers delivered a Landlord’s Waiver for each location of a Borrower or Guarantor of Payment, where any of the collateral securing any part of the Obligations was located, unless such location was owned by the Credit Party that owned the collateral located there.

Section 4.3. Conditions to the First Credit Event. The Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lenders and the Swing Line Lender to participate in the first Credit Event is subject to the Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)Notes as Requested. The Borrowers shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent and the Lenders.

(c)Pledge and Security Agreement. Each Credit Party shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, the Pledge and Security Agreement, and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent, for the benefit of the Lenders, in the assets of such Credit Party, all to be in form and substance satisfactory to the Administrative Agent.

(d)Pledged Securities. The Credit Parties shall have (i) executed and delivered to the Administrative Agent (or its designated agent), for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, (ii) delivered to the Administrative Agent (or its designated agent), for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated), and (iii) delivered to the Administrative Agent any other documentation reasonably required by the Administrative Agent regarding the perfection of the security interest of the Administrative Agent, for the benefit of the Lenders, in such Pledged Securities.

(e)	Intellectual Property Security Agreements.

(i)    Each Credit Party that delivered to the Administrative Agent an Intellectual Property Security Agreement in connection with the Prior Credit Agreements shall have executed and delivered to the Administrative Agent an Intellectual Property Security Amendment, in form and substance reasonably satisfactory to the Administrative Agent.

(ii)    Each Credit Party (other than a Credit Party required to deliver an Intellectual Property Security Amendment pursuant to subpart (i) above) that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(f)Delivery of Pledged Notes. With respect to any Pledged Notes, each Credit Party, as appropriate, has executed an appropriate endorsement on (or separate from) each such Pledged Note and has deposited such Pledged Note with the Administrative Agent.

(g)Lien Searches. With respect to the property owned or leased by each Credit Party, the Borrowers shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(h)Officer’s Certificate, Resolutions, Organizational Documents. The Borrowers shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(i)Good Standing and Full Force and Effect Certificates. The Borrowers shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(j)Legal Opinion. The Borrowers shall have delivered to the Administrative Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to the Administrative Agent.

(k)Insurance Policies. The Borrowers shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to the Administrative Agent and the Lenders, providing for adequate real property, personal property and liability insurance for each Credit Party, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

(l)Advertising Permission Letter. The Borrowers shall have delivered to the Administrative Agent an advertising permission letter, authorizing the Administrative Agent to publicize the transaction and specifically to use the names of the Borrowers in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

(m)Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The Borrowers shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(n)Closing Certificate. The Borrowers shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(o)Letter of Direction. The Borrowers shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(p)No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2017.

(q)KYC Information. Upon the reasonable request of any Lender at least three (3) days prior to the Closing Date, the Borrowers shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and
(ii) if any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to the Administrative Agent.

(r)Control Agreements. The Borrowers shall deliver to the Administrative Agent an executed Control Agreement, in form and substance reasonably satisfactory to the

Administrative Agent, for each Deposit Account and each Securities Account maintained by a Credit Party (other than for an Immaterial Deposit Account).

(s)Landlords’ Waivers. The Borrowers shall have used commercially reasonable efforts to deliver a Landlord’s Waiver, in form and substance satisfactory to the Administrative Agent, for each location of a Borrower or Guarantor of Payment, as set forth in Schedule 6.9 hereto, where any of the collateral securing any part of the Obligations is located, unless (i) a waiver was previously delivered for such location as contemplated in Section 4.2(c) above, or (ii) such location is owned by the Borrower or Guarantor of Payment that owns the collateral located there.

(t)Miscellaneous. The Borrowers shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as is generally consistent with insurance coverage maintained by the Companies on the Closing Date, with provisions satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent after the occurrence of an Event of Default, the Borrowers shall deposit the policies with the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders. Any sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Administrative Agent, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property; provided that if an Event of Default does not then exist, any such sums received by the Administrative Agent shall be delivered to the Administrative Borrower. The Administrative Agent is hereby authorized to act as attorney-in- fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrowers shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrowers fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request, the Borrowers shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements, Collateral Reporting and Information.

(a)Quarterly Financials. The Administrative Borrower shall deliver to the Administrative Agent, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Gibraltar (or, if earlier, within five days after the date on which Gibraltar shall be required to submit its Form 10-Q), the unaudited balance sheets of Gibraltar as of the end of such quarterly period and the related unaudited statements of income, stockholders’ equity and of cash flows for such quarterly period and for the fiscal year to date, in each case prepared on a Consolidated basis, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrowers by the Chief Financial Officer of the Administrative Borrower, subject to changes resulting from normal year-end audit adjustments; provided that, if such quarterly financial statements are identical to the ones filed with the SEC,
(i) the Borrowers hereby agree that the Administrative Agent and the Lenders shall be entitled to rely on any certification given to the SEC by the Chief Financial Officer of the Administrative Borrower with respect to such quarterly financial statements, and (ii) such certification shall satisfy the certification requirements of this subsection (a).

(b)Annual Audited Financial Statements. The Administrative Borrower shall deliver to the Administrative, within ninety (90) days after the end of each fiscal year of Gibraltar (or, if earlier, within five days after the date on which Gibraltar shall be required to submit its Form 10- K), balance sheets of Gibraltar as of the end of such fiscal year and the related statements of income, stockholders’ equity and cash flows for such fiscal year, in each case prepared on a Consolidated basis and setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such financial statements of independent public accountants of recognized national standing selected by the Borrowers, which opinion shall be unqualified and shall (i) state that such accountants audited such Consolidated financial statements in accordance with GAAP, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such

Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Gibraltar at the end of such fiscal year and the results of its operations and cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(c)Compliance Certificate. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)Management Reports. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the annual audit report referenced in subsection (b) above, a copy of any management report, letter or similar writing that may have been furnished to the Companies by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.

(e)Annual Budget. The Administrative Borrower shall deliver to the Administrative Agent, within sixty (60) days after the end of each fiscal year of Gibraltar, an annual budget of the Companies for the then current fiscal year, to be in form and detail reasonably satisfactory to the Administrative Agent.

(f)Shareholder and SEC Documents. The Administrative Borrowers shall deliver to the Administrative Agent (or give notice of the availability thereof on the SEC EDGAR website), as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Gibraltar to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Gibraltar (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of any Borrower’s securities.

(g)Financial Information of the Companies. The Administrative Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer of the Company or Companies in question.

(h)Generally. With respect to any document (including financial statements, compliance certificates, reports and other financial information) required to be delivered by the Borrowers to the Administrative Agent by this Section 5.3, the Administrative Agent shall have the sole discretion to extend the required delivery date of any such document for a period of up to five Business Days; provided that any such extension granted by the Administrative Agent shall be effective only if in writing, only for the specific instance given, and shall not establish any course of dealing among the parties for any future delivery requirements.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than after the occurrence of an Event of Default, upon reasonable notice to such Company) permit the Administrative Agent, or any representative of the Administrative Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof. The Administrative Agent shall provide to any Lender, upon request therefor, copies of any excerpts and transcripts provided to the Administrative Agent pursuant to this Section 5.4.

Section 5.5. Franchises; Change in Business.

(a)Each Company (other than a Non-Material Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance.

(a)Generally. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Borrowers shall furnish to the Administrative Agent (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. The Borrowers shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrowers shall, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

(b)	Foreign Pension Plans and Benefit Plans.

(i)    For each existing, or hereafter adopted, material Foreign Pension Plan and Foreign Benefit Plan, the Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii)    All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each material Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by the Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii)    The Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that the Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing material Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new material Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

(iv)    As used in this subsection (b), “material” means the measure of a matter of significance, individually or collectively, in excess of Five Million Dollars ($5,000,000).

Section 5.7. Financial Covenants.

(a)Senior Secured Leverage Ratio. The Borrowers shall not suffer or permit at any time, as of the end of any fiscal quarter of the Borrowers, the Senior Secured Leverage Ratio to exceed 3.50 to 1.00 (or 4.00 to 1.00 during any Leverage Ratio Step-Up Period).

(b)Total Leverage Ratio. The Borrowers shall not suffer or permit at any time, as of the end of any fiscal quarter of the Borrowers, the Total Leverage Ratio to exceed 4.50 to 1.00 (or 4.75 to 1.00 during any Leverage Ratio Step-Up Period), provided that this financial covenant shall only be tested following (and at all times thereafter) the incurrence of unsecured Indebtedness by any Company, after the Closing Date, pursuant to Section 5.8(g) hereto.

(c)Interest Coverage Ratio. The Borrowers shall not suffer or permit at any time, as of the end of any fiscal quarter of the Borrowers, the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)	the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)any loans granted to, or Capitalized Lease Obligations or Synthetic Leases entered into by, any Company for the purchase or lease of fixed or capital assets (and refinancings of such Synthetic Leases, loans or Capitalized Lease Obligations), which loans, Capitalized Lease Obligations and Synthetic Leases shall only be secured by the fixed or capital assets being purchased or leased, so long as (i) the aggregate principal amount of all such loans, Capitalized Lease Obligations and Synthetic Leases for all Companies shall not exceed Forty Million Dollars ($40,000,000) at any time outstanding (as calculated using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(c)the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e)Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)	Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(g)unsecured Indebtedness, in addition to the Indebtedness listed above, so long as, at the time of any incurrence thereof, and after giving effect thereto, (i) the Borrowers shall be in compliance with the Total Leverage Ratio financial covenant set forth in Section 5.7(b) hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h)other unsecured Subordinated Indebtedness, in addition to the Indebtedness listed above, so long as (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) all of such Indebtedness shall be Subordinated at all times, (iii) the Borrowers shall be in compliance with the Total Leverage Ratio financial covenant set forth in Section 5.7(b) hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the terms of all such Indebtedness are acceptable to the Administrative Agent and the Required Lenders in their discretion; provided that, if such Subordinated Indebtedness is incurred, and owed to a seller, in connection with an Acquisition made pursuant to Section 5.13 hereof, subpart (iv) above shall not apply with respect to such Subordinated Indebtedness; and

(i)Indebtedness (secured with cash) incurred in connection with any Acquisition to secure letter of credit obligations assumed in connection with such Acquisition; provided that such secured Indebtedness may only remain outstanding until the next successive anniversary date of such letter of credit at which point each such letter of credit shall be replaced by a Letter of Credit issued hereunder.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that were incurred in the ordinary course of business, and other similar Liens arising in the ordinary course of business, that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d)any Lien granted to the Administrative Agent, for the benefit of the Lenders (and any affiliates thereof);

(e)the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(f)purchase money Liens on fixed or capital assets securing the loans, Capitalized Lease Obligations and Synthetic Leases pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(g)easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Companies considered as an entirety, or (ii) a Material Adverse Effect;

(h)Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(i)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.9 hereof;

(j)Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanics’ Liens, carriers’ Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(k)leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Companies and any interest or title of a lessor under any lease not in violation of this Agreement; or

(l)rights of consignors of goods, whether or not perfected by the filing of a financing statement under the U.C.C.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)	any investment in cash and Cash Equivalents;

(iii)    the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(iv)    loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(v)    any Permitted Investment or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to or after giving pro forma effect to such loan or investment;

(vi)	any Acquisition permitted by Section 5.13 hereof;

(vii)    unsecured Performance Guaranties (in form and substance reasonably acceptable to the Administrative Agent) provided to a Person by a Company in connection with (A) Asset Dispositions permitted by Section 5.12 hereof, (B) Acquisitions permitted by Section 5.13 hereof, or (C) general contractual obligations of another Company to an unrelated third party arising in the ordinary course of business;

(viii)    investments acquired by a Company (A) in exchange for any other investment held by such Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (B) as a result of a foreclosure by a Company with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(ix)    notes held by a Company evidencing a portion of the purchase price of an asset disposed of pursuant to Section 5.12(h) hereof;

(x)	investments by a Company in Hedge Agreements;

(xi)    any guaranty of the Indebtedness permitted pursuant to Section 5.8(a), (d), (g), (h), or (i) hereof;

(xii)    receivables owing to a Credit Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

(xiii)    any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)a Domestic Subsidiary (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the surviving or continuing Person);

(b)GSCNY may merge with Gibraltar (provided that Gibraltar shall be the continuing or surviving Person);

(c)a Domestic Subsidiary (other than a Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower or (ii) any Guarantor of Payment;

(d)a Borrower may sell, lease, transfer or otherwise dispose of any of its assets to another Borrower;

(e)a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary (provided that in the case of a merger with a Borrower, such Borrower shall be the surviving or continuing Person and in the case of a merger with a Guarantor of Payment, such Guarantor of Payment shall be the surviving or continuing Person);

(f)a Foreign Subsidiary may merge or amalgamate with another Company provided that, if either Company is a Credit Party, a Credit Party shall be the continuing or surviving Person and each Borrower shall be a continuing or surviving Person;

(g)a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to another Company pursuant to a plan of liquidation or otherwise; and

(i)if no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Companies may consummate any Asset Disposition, provided that:

(i)    the consideration for each such Asset Disposition represents fair market value and at least eighty percent (80%) of such consideration consists of cash;

(ii)    the cumulative aggregate market value of the assets sold or transferred does not exceed ten percent (10%) of Consolidated Net Worth for all such transactions completed during any fiscal year of Gibraltar; and

(iii)    in the case of any such transaction involving a sale of assets having an aggregate market value in excess of Twenty Million Dollars ($20,000,000), at least five Business Days prior to the date of completion of such transaction the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, and (B) a certification that no Default, Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

(a)in the case of an Acquisition that involves a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

(b)in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c)the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;

(d)the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

(e)the Liquidity Amount is no less than Twenty-Five Million Dollars ($25,000,000) both before and after giving effect to such Acquisition;

(f)	the target entity has Target EBITDA greater than Negative Five Million Dollars (-
$5,000,000) for the most recently completed trailing twelve (12) months prior to such Acquisition;

(g)no Default or Event of Default shall exist prior to or after giving pro forma effect to such Acquisition (including the financial covenants set forth in Section 5.7 hereof), thereafter shall begin to exist;

(h)if the aggregate Consideration paid for any such Acquisition is equal to or greater than One Hundred Million Dollars ($100,000,000), the Borrowers shall have provided to the Administrative Agent, at least five Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (i) pro forma compliance with

Section 5.7 hereof, both before and after giving effect to the proposed Acquisition, and (ii) compliance with subparts (e) and (f) above; and

(i)if the aggregate Consideration paid for any such Acquisition is equal to or greater than Twenty-Five Million Dollars ($25,000,000) but less than One Hundred Million Dollars ($100,000,000), the Borrowers shall provide to the Administrative Agent the information required by subpart (h) above within ten (10) days after such Acquisition.

Section 5.14. Notice. Each Borrower shall cause a Financial Officer of such Borrower to promptly notify the Administrative Agent and the Lenders, in writing, whenever:

(i)    a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(ii)    a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, could reasonably be expected to have a Material Adverse Effect; and

(iii)    a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a)a Company may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b)Gibraltar may declare and pay or make Capital Distributions in cash, so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, and (ii) the Total Leverage Ratio (or the Senior Secured Leverage Ratio when the Total Leverage Ratio is not in effect) is less than 3.00 to 1.00 both prior to and after giving pro forma effect to each such Capital Distribution;

(c)Gibraltar may declare and pay or make Capital Distributions in cash in an aggregate amount not to exceed Seventy-Five Million Dollars ($75,000,000) during any fiscal year of Gibraltar when the Total Leverage Ratio (or the Senior Secured Leverage Ratio when the Total Leverage Ratio is not in effect) is equal to or greater than 3.00 to 1.00, and so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist;

(d)Gibraltar may repurchase its capital stock as required by Gibraltar’s executive compensation program, so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, (ii) the proceeds of such repurchase are used solely for the purpose of paying withholding tax incurred pursuant to the issuance of stock (as compensation) under such executive compensation program, and (iii) the amount of stock (as compensation) issued under such executive compensation program is consistent with past business practices of Gibraltar;

(e)Gibraltar may make principal (including prepayments) and interest payments on the Subordinated Notes and specifically may repay the Subordinated Notes in full at any time prior to February 15, 2019; and

(f)any Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness, subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Indebtedness, so long as no Default or Event of Default shall then exist, or, after giving pro forma effect to such payment, thereafter shall begin to exist.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all material Environmental Laws and Environmental Permits with respect to its operations including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of Hazardous Substances, solid waste or other wastes, accepts for transport any Hazardous Substances, solid waste or other wastes or holds any interest in real property. Each Company shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any material written notice such Company has received from any Governmental Authority or private Person that any material litigation or proceeding pertaining to any alleged violation of or non-compliance with Environmental Laws or Environmental Permits has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall knowingly allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of the Borrowers, any Subsidiary, and in the case of a Subsidiary, the Borrowers or another Subsidiary) (each, an “Affiliate Transaction”), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrowers, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation; provided that (i) any such Affiliate Transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Five Million Dollars ($5,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of Gibraltar and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in subpart (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Ten Million Dollars ($10,000,000), Gibraltar has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (A) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (B) fair to the Borrowers or such Subsidiary, as the case may be, from a financial point of view.

Section 5.18. Use of Proceeds. The Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for Acquisitions permitted hereunder. The Borrowers will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Administrative Borrower shall have provided the Administrative Agent with at least fifteen (15) days prior written notice thereof. The Administrative Borrower shall also promptly notify the Administrative Agent of (i) any change in any location where a material amount of any Credit Party’s Inventory or Equipment is maintained in the United States, and any new locations where any Credit Party’s Inventory or Equipment is to be maintained in the United States; (ii) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (iii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iv) any change in the location of any Credit Party’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)Guaranties and Security Documents. Each Subsidiary (that is not a Non-Material Subsidiary or a Subsidiary of CFC) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Pledge and Security Agreement Joinder (or a separate security agreement, in form and substance acceptable to the Administrative Agent), as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent; provided that no Foreign Subsidiary shall be subject to the requirements of this subsection (a) to the extent that to do so would subject any Company to material liabilities for additional United States income taxes by virtue of Section 956 of the Code (as of the Closing Date, as a result of such tax liabilities, no Foreign Subsidiary will be a Guarantor of Payment). With respect to a Subsidiary that has been classified as a Non-Material Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Non- Material Subsidiary, the Administrative Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Subsidiary (that is not a Subsidiary of a CFC), the Administrative Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party representing Pledged Securities pursuant to the terms of the Pledge and Security Agreement executed by such Credit Party.

(c)Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.

Section 5.21. Collateral. Each Credit Party shall:

(a)at all reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice, allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

(b)promptly (but in no event later than ten days after request therefor) furnish to the Administrative Agent upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent may request;

(c)promptly notify the Administrative Agent in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States or any other Governmental Authority, or any business that is located in a foreign country;

(d)promptly notify the Administrative Agent in writing upon the acquisition or creation by such Credit Party of a Deposit Account or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent, provided that (i) no Deposit Account Control Agreement shall be required (A) with respect to an Immaterial Deposit Account, or (B) for a period not to exceed six (6) months (unless a longer period is agreed to in writing by the Administrative Agent) with respect to any Deposit Account acquired after the Closing Date by any Company in connection with an Acquisition permitted by Section 5.13 hereof, with such period starting from the closing date of such Acquisition, and (ii) all Deposit Accounts (other than those described in subpart (i) above) of the Credit Parties shall be maintained with the Administrative Agent or a Lender;

(e)promptly notify the Administrative Agent in writing whenever (i) the Equipment or Inventory of such Credit Party is located at a location of a third party (other than another Company or in-transit) that is not listed on Schedule 6.9 hereto, or (ii) the aggregate value of the Equipment or Inventory of all Credit Parties that are located at locations of third parties (other than another Company or in-transit) exceeds ten percent (10%) of the aggregate value of all Equipment or Inventory of all Credit Parties, and in each case cause to be executed any Landlord’s Waiver, bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice that may be required by the Administrative Agent or the Required Lenders;

(f)promptly notify the Administrative Agent in writing of any information that such Credit Party has or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;

(g)maintain such Credit Party’s (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;

(h)deliver to the Administrative Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by such Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

(i)provide to the Administrative Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by such Credit Party during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j)upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, assurances, instruments and any other writings as the Administrative Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file
U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party, such Credit Party shall, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrowers shall promptly repay, reimburse, and indemnify the

Administrative Agent and the Lenders for any and all Related Expenses. If any Credit Party fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense; provided that, if no Default or Event of Default exists at the time of such maintenance or repair, the Administrative Agent has provided such Credit Party with written notice of any required maintenance or repair and such Credit Party has not taken action to maintain or repair such Equipment within thirty (30) days of receipt of such notice. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent.

Section 5.22. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrowers shall provide the Administrative Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent or the Required Lenders, whenever made, the Borrowers shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Borrower and Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrowers agree, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require with respect to any of the Credit Parties. The Borrowers shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23. Flood Hazard. If any portion of any real property owned by a Company, to the extent it is pledged to the Administrative Agent as Collateral, is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Administrative Borrower shall, or shall cause the applicable Credit Parties to maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws.

Section 5.24. Restrictive Agreements. Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrowers or any Subsidiary, or pay any Indebtedness owed to the Borrowers or a Subsidiary, or to make loans or advances to the Borrowers or any Subsidiaries, or transfer any of its property or assets to the Borrowers or any Subsidiaries; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 5.9(f) hereof, (v) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 5.8 hereof, (vi) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 5.8 hereof, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 5.9 hereof, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (viii) restrictions contained in the Subordinated Indenture relating to any Indebtedness permitted under Section 5.8(g) hereof, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

Section 5.25. Most Favored Covenant Status. If any Credit Party at any time enters into, or shall have entered into, or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, the Administrative Borrower shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Administrative Borrower (after a determination has been made by the Administrative Agent or the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Borrowers, the Administrative Agent and the Required Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Loan Documents, all at the election of the Administrative Agent or the Required Lenders.

Section 5.26. Pari Passu Ranking. The Obligations shall, and the Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior secured Indebtedness of each Credit Party.

Section 5.27. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.28. Amendments to Material Indebtedness Agreements. No Company shall amend, restate, supplement or otherwise modify any Material Indebtedness Agreement without the prior written consent of the Administrative Agent if any such amendment, restatement, supplement or other modification would, in the opinion of the Administrative Agent, materially impact the rights or remedies of the Administrative Agent and the Lenders hereunder.

Section 5.29. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section 5.30. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

Section 5.31. Beneficial Ownership. The Borrowers shall provide to the Administrative Agent and the Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certification provided to the Administrative Agent and Lenders, promptly following any request therefor (or an updated Beneficial Ownership Certification if applicable); (b) a new Beneficial Ownership Certification, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other KYC Information reasonably requested by the Administrative Agent or any Lender.

Section 5.32. Further Assurances. The Borrowers shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and
(b)do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, and is duly qualified and authorized to do business and is in good standing in all states and jurisdictions where the character of its property or its business activities makes such qualification necessary except where the failure to be so qualified would not be material to the ability of such Company to enforce its Accounts. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Non-Material Subsidiary), its state (or jurisdiction) of formation, its relationship to Gibraltar, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than Gibraltar), its tax identification number, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and by equitable principles, whether considered at law or in equity. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, Environmental Laws and those relating to occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)    has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e)    has ensured that no Company, or to the knowledge of any Company, any director, officer or employee of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(f)    is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

(g)    is in compliance with, and, to the knowledge of any Company, the directors, officers and employees of the Companies are in compliance with, Anti-Corruption Laws; and

(h)	is in compliance with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company;

(b)	there is and will be no mortgage outstanding covering any real property of any Company; and
(c)no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended or challenged as permitted by applicable law) and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of Hazardous Substances, solid waste or other wastes, accepts or has accepted for transport any Hazardous Substances, solid waste or other wastes or holds or has held any interest in real property, except where the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.8 hereto, to the knowledge of the Company no litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material Release, threatened (to its knowledge) release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person.

Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans.

(a)    US Employee Benefit Plans. Schedule 6.11 hereto identifies each material ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply, in all material respects, with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b)    Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by Gibraltar and any appropriate Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable laws which require registration. Gibraltar and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.

Section 6.13. Solvency. Each Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Borrower has incurred to the Administrative Agent and the Lenders. No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The audited Consolidated financial statements of Gibraltar, for the fiscal year ended December 31, 2017 and the unaudited Consolidated financial statements of Gibraltar for the fiscal quarter ended September 30, 2018, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder;
(c)    contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts and Securities Accounts. The Administrative Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrowers, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.23. Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.

Section 6.24. EEA Financial Institution. No Credit Party is an EEA Financial Institution.

ARTICLE VII. COLLATERAL

Section 7.1. Collections and Receipt of Proceeds by Borrowers.

(a)    Prior to the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, the Borrowers shall be entitled to collect and enforce all of each Borrower’s Accounts, and receive and retain all Proceeds of all of such Borrower’s Accounts and Inventory.

(b)    Upon written notice to the Administrative Borrower from the Administrative Agent after the occurrence of an Event of Default, a Cash Collateral Account shall be opened by the Borrowers at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of each Borrower’s Accounts and such Proceeds of each Borrower’s Accounts and Inventory shall be remitted daily by each Borrower to the Administrative Agent in the form in which they are received by such Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to the Administrative Borrower from the Administrative Agent, no Borrower shall commingle such collections or Proceeds with any of such Borrower’s other funds or property or the funds or property of any other Borrower, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders. In such case, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by any Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and such Borrower’s interest therein as additional security for the Secured Obligations. The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrowers for use in the business of the Borrowers. The balance in the Cash Collateral Account may be withdrawn by the Borrowers upon termination of this Agreement and payment in full of all of the Secured Obligations.

(c)    After the occurrence of an Event of Default, at the Administrative Agent’s written request, each Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

(d)    The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrowers to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by the Administrative Agent at any time and without any request upon such Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or such Borrower. Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.2. Collections and Receipt of Proceeds by the Administrative Agent. Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(a)to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Borrower’s Accounts and the amounts owing thereon;

(c)to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

(d)to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Administrative Agent;

(e)to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

(f)to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of the Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

(g)to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h)to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party’s Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.3. Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, following the occurrence and during the continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.3 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.4. Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to exceed One Million Dollars ($1,000,000), such Credit Party shall promptly notify the Administrative Agent thereof in a writing signed by such Credit Party, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) below, shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11 hereof, shall not be paid in full when due and payable.

Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21(a) or (b), 5.25, 5.26, 5.27 or 5.28
hereof.

Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.

Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or

(b)	results in a Lien on any of the assets of any Company.

Section 8.7. Change in Control. If any Change in Control shall occur.

Section 8.8. Judgments. There is entered against any Company:

(a)    a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Twenty-Five Million Dollars ($25,000,000) (excluding any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider);

(b)    one or more judgments, orders or decrees shall be entered against any Company involving a required divestiture or any material properties, assets or business reasonably estimated to have a fair value in excess of Ten Million Dollars ($10,000,000), and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(c)    any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case,
(i)enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9. Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

Section 8.10. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 8.11. Solvency. If any Company (other than a Non-Material Subsidiary) shall
(a)except as permitted pursuant to Section 5.5 or 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrowers to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lenders to issue any Letter of Credit, immediately shall be terminated; and/or

(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.11 hereof shall occur:

(a)all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lenders be obligated to issue any Letter of Credit; and

(b)the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrowers shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or
9.2    hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 9.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower (or through any Guarantor of Payment) on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by any Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, the Administrative Agent may require the

Borrowers to assemble the Collateral, which each Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrowers not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrowers, and each Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by the Borrowers.

Section 9.7.    Administrative Agent’s Rights to Occupy and Use Property of Credit
Parties.

(a)    After the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, the Administrative Agent shall have the right to enter upon and into, and take possession of, all or such part or parts of the properties of the Credit Parties, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to permit or enable the Administrative Agent, or the Administrative Agent’s designee, to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as the Administrative Agent may elect, and to use and operate said properties for said purposes and for such length of time as the Administrative Agent may deem necessary or appropriate for such purposes without the payment of any compensation to any Credit Party therefor.

(b)    The Administrative Agent is hereby granted a license or other right to use, without charge, after the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, all of each Credit Party’s property, including, without limitation, all of such Credit Party’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit until the Secured Obligations are paid in full.

Section 9.8. Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, and no affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.9. Application of Proceeds.

(a)Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrowers first to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.5 and 12.6 hereof and to the payment of Related Expenses to the Administrative Agent.

(b)Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)    first, to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.5 and 12.6 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to any Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure; (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 12.5 and 12.6 hereof;

(iii)    third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Designated Hedge Agreement, such amount to be based upon the net termination obligation of the Borrowers under such Designated Hedge Agreement (subject to confirmation by the Administrative Agent of any calculation of termination or other payment amounts being made in accordance with normal industry practice), and (C) the Bank Product Obligations owing under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

(iv)	fourth, to any remaining Secured Obligations; and

(v)    finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or affiliate of such Lender), and each such Lender, on behalf of itself and any of its affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its affiliates) entering into any such Hedge Agreement or Bank Product Agreement.

ARTICLE X. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non- appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers or any other Company, or the financial condition of the Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

Section 10.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 10.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5. Administrative Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to

Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 10.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8. Release of Collateral or Guarantor of Payment. In the event of a merger, transfer of assets or other transaction permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrowers, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 10.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Administrative Borrower and the Lenders. If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders (or other appropriate holders of the Secured Obligations) shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the

Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 10.12. Issuing Lenders. Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by such Issuing Lender and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by each Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to such Issuing Lender.

Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.16. Other Agents. The Administrative Agent shall have the continuing right (subject to the titles awarded on the Closing Date) from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arranger” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or an Issuing Lender hereunder.

ARTICLE XI. GUARANTY

Section 11.1. Guaranty by Borrowers. The Borrowers hereby unconditionally guarantee all of the Secured Obligations. Upon failure by any Credit Party to pay punctually any of the Secured Obligations, the Borrowers shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 11.2. Additional Undertaking. As a separate, additional and continuing obligation, the Borrowers unconditionally and irrevocably undertake and agree that, should any Secured Obligations not be recoverable from any Borrower under Section 11.1 hereof for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective affiliates, or any other Person, at any time, the Borrowers as sole, original and independent obligors, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the applicable Person, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 11.3. Guaranty Unconditional. The obligations of the Borrowers under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a)any extension, renewal, settlement, compromise, waiver or release in respect to the Secured Obligations under any agreement or instrument, by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Secured Obligation;

(c)any release, non-perfection or invalidity of any direct or indirect security for the Secured Obligations under any agreement or instrument evidencing or relating to any Secured Obligation;

(d)any change in the corporate existence, structure or ownership of any Credit Party or other Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Company or its assets or any resulting release or discharge of any obligation of any Credit Party or other Company contained in any agreement or instrument evidencing or relating to any of the Secured Obligations;

(e)the existence of any claim, set-off or other rights that the Borrowers may have at any time against any other Credit Party, the Administrative Agent, any Lender, any affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f)any invalidity or unenforceability relating to or against any other Credit Party, for any reason, of any agreement or instrument evidencing or relating to any of the Secured Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Secured Obligations; or

(g)any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Article XI, constitute a legal or equitable discharge of the Borrowers’ obligations under this Article XI other than the irrevocable payment in full of all of the Secured Obligations.

Section 11.4. Borrowers’ Obligations to Remain in Effect; Restoration.

(a)The Borrowers’ obligations under this Article XI shall remain in full force and effect until the Commitment shall have terminated, and the principal of and interest on the

Secured Obligations, and all other amounts payable by the Borrowers, any other Credit Party or other Company, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Secured Obligations, shall have been paid in full; provided that, if the Commitment shall have been terminated and all of the Obligations paid in full, then, if any obligations shall remain outstanding under the Designated Hedge Agreements and Bank Product Agreements, then the Borrowers shall cash collateralize, in form and substance satisfactory to the Administrative Agent, such obligations based on the net termination value of such Designated Hedge Agreements and Bank Product Agreements on such termination date.

(b)If at any time any payment of any of the Secured Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrowers’ obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 11.5. Certain Waivers. The Borrowers irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 11.6. Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Article XI to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 11.7. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Secured Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Secured Obligations shall nonetheless be payable by the Borrowers under this Article XI forthwith on demand by the Administrative Agent.

Section 11.8. Effect of Breach of Article XI. Notwithstanding anything in this Agreement to the contrary, if any Borrower shall fail or omit to perform and observe any agreement or other provision set forth in this Article XI, such failure or omission shall not be a Default or Event of Default hereunder unless such failure or omission would constitute a Default or Event of Default hereunder independent of its obligations under this Article XI.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 12.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 12.3. Amendments, Waivers and Consents.

(a)General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.9(b) and (c) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) above, but subject to the provisions of Section 2.9(b) and (c) hereof:

(i)    Consent of Lenders Affected Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 12.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition or the

Defaulting Lenders definition, (F) without the unanimous consent of the Lenders, subordinate a material portion of the Obligations or release the Borrowers or any Guarantor of Payment or any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or
(G) without the unanimous consent of the Lenders, amend this Section 12.3 or Section
9.5 or 9.9 hereof.

(ii)Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Administrative Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii)Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Administrative Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) or (c) hereof.

(c)Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrowers), at the sole expense of the Borrowers, upon notice to such Non-Consenting Lender and the Borrowers, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 12.3, regardless of its failure to agree thereto.

Section 12.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices hereunder shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrowers shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 12.5. Costs, Expenses and Documentary Taxes. The Borrowers agree to pay on demand all reasonable costs and expenses of the Administrative Agent and all reasonable Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrowers also agree to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 12.5 shall survive any termination of this Agreement.

Section 12.6. Indemnification. Each Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Issuing Lenders and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 12.6 for its own (or its respective affiliates’, officers’, directors’, attorneys’, agents’ or employees’) gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction. All obligations provided for in this Section 12.6 shall survive any termination of this Agreement.

Section 12.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrowers and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 12.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 12.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Lenders.

Section 12.10. Lender Assignments.

(a)Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Defaulting Lender), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or

Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 9.5 hereof.

(b)Prior Consent. No assignment may be consummated pursuant to this Section 12.10 without the prior written consent of the Administrative Borrower and the Administrative Agent (other than an assignment by any Lender to a Lender (other than a Defaulting Lender), an affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund), which consent of the Administrative Borrower and the Administrative Agent shall not be unreasonably withheld; provided that (i) the consent of the Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) the Administrative Borrower shall be deemed to have granted its consent unless the Administrative Borrower has expressly objected to such assignment within five Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Administrative Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.

(f)Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Administrative Agent and the Borrowers) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY, Form W-8BEN, or Form W-8BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Administrative Agent and the Borrowers) a new Form W-8ECI, Form W-8IMY, Form W-8BEN, or Form W-8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrowers shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Administrative Borrower marked “replaced”.

(h)Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 12.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)Administrative Agent to Maintain Register. The Administrative Agent shall maintain at the address for notices referred to in Section 12.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 12.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)    increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)    reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

The Borrowers agree that any Lender that sells participations pursuant to this Section 12.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrowers shall not increase as a result of such transfer and the Borrowers shall have no obligation to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.12. Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right

(and the Administrative Agent shall, if requested by the Administrative Borrower), at the sole expense of the Borrowers, upon notice to such Defaulting Lender and the Administrative Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Administrative Borrower (unless an Event of Default shall exist or such Eligible Transferee is a Lender (other than a Defaulting Lender), an affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund) and the Administrative Agent (unless such Eligible Transferee is a Lender (other than a Defaulting Lender), an affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund), that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Defaulting Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(f) and (g) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 12.13. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 12.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 12.15. Investment Purpose. Each of the Lenders represents and warrants to the Borrowers that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 12.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed in connection with the Prior Credit Agreements (as such documents may have been amended or replaced) and on or as of the Closing Date, integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 12.17. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 12.17); (c) to the parent corporation or other affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 12.17 shall not relieve any Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents. Each Credit Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Credit Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 12.18. Limitations on Liability of the Issuing Lenders. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against an Issuing Lender, and an Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) such Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 12.19. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any Issuing Lender or any other Person against the Administrative Agent, any Issuing Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and each Issuing Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage. As of the Closing Date, each Credit Party hereby waives and releases the Administrative Agent and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims of which any Credit Party is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

Section 12.20. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the

Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 12.21. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 12.22. Judgment Currency.

(a)This in an international transaction in which the obligations of the Credit Parties under this Agreement to make payment to or for account of the Administrative Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or such Lender of the full amount in Original Currency payable to the Administrative Agent or such Lender under this Agreement.

(b)If the Administrative Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”), obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency, and (ii) if the amount of Original Currency that could have been purchased pursuant to subpart (i) above is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Currency was originally due and owing to the Administrative Agent or the Lenders hereunder (the “Loss”), such Credit Party or Borrower, as a separate obligation and notwithstanding any such judgment, indemnifies the Administrative Agent or such Lender, as the case may be, against such Loss. The Borrowers hereby agree to such indemnification. For purposes of determining the equivalent in one currency of another currency as provided in this Section 12.22, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of the Credit Parties contained in this Section 12.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 12.23. Governing Law; Submission to Jurisdiction.

(a)Governing Law. This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrowers, the Administrative Agent, and the Lenders shall be governed by New York law.

(b)Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 12.24. ERISA Representations.

(a)Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitment;

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84-
14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such

Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection
(a)of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless subsection (a)(i) above is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subsection (a)(iv) above, such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that:

(i)    none of the Administrative Agent or any of its affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement is independent (within the meaning of 29 C.F.R. § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least Fifty Million Dollars ($50,000,000), in each case as described in 29 C.F.R. § 2510.3-21(c)(1)(i)(A)-(E);

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitment and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitment or this Agreement.

(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitment and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitment for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitment by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 12.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.26. Defaulting Lenders

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders. Any amendment, waiver or consent (A) requiring the consent of all the Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than the other affected Lenders, or
(B) that has the effect of increasing or extending the Commitment of such Defaulting Lender, extending the maturity of any Loan of such Defaulting Lender, or reducing the rate of interest of any Loan or the forgiving of the principal amount of any Loan held by such Defaulting Lender, in each case of (A) or (B) hereof, shall require the consent of such Defaulting Lender.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13 hereof; (D) fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to
(1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13 hereof; (F) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Administrative Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of

Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 12.26(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.26(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 hereof.

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Administrative Borrower shall
(1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Commitment Percentage with respect to the Revolving Credit Commitment. Subject to Section 12.25 hereof, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Administrative Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (1) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure, and (2) Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.13 hereof.

(b)Defaulting Lender Cure. If Administrative Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 12.26(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that
(i)no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Swing Line Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and
(ii)Issuing Lender shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless such Issuing Lender is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrowers, upon notice to such Defaulting Lender and the Administrative Borrower, to require that such Defaulting Lender assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Administrative Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

[Remainder of page left intentionally blank]

4840-4207-6035.13

JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties have executed and delivered this Sixth Amended and Restated Credit Agreement as of the date first set forth above.

Address: 3556 Lake Shore Road Buffalo, New York 14219 Attention: Jeffrey Watorek	GIBRALTAR INDUSTRIES, INC. By: Jeffrey Watorek Vice President, Secretary and Treasurer
Address: 3556 Lake Shore Road Buffalo, New York 14219 Attention: Jeffrey Watorek	GIBRALTAR STEEL CORPORATION OF NEW YORK By:_ Jeffrey Watorek Vice President, Secretary and Treasurer
Address: 127 Public Square Cleveland, Ohio 44114-1306 Attention: Commercial Banking	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, and Issuing Lender and as a Lender By: Mark F. Wachowiak Senior Vice President

Address: Attention:	BANK OF AMERICA, N.A. By: Name: Title:

Address: Attention:	CITIZENS BANK, N.A. By: Name: Title:

Address: 200 West Second Street, Floor 16 Winston-Salem, NC 27101 Attention: Shana Pask	BRANCH BANKING AND TRUST COMPANY By: Sharona Yen Banking Officer

Address: Attention:	BMO HARRIS BANK, N.A. By: Name: Title:

Address: Attention:	M&T BANK By: Name: Title:

Address: Attention:	PNC BANK, NATIONAL ASSOCIATION By: Name: Title:

Address: Attention:	COMERICA BANK By: Name: Title:

Address: Attention:	HSBC BANK USA, NATIONAL ASSOCIATION By: Name: Title:

SCHEDULE 1 COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	16.75%	$67,000,000	$67,000,000
Bank of America, N.A.	13.25%	$53,000,000	$53,000,000
Citizens Bank, N.A.	13.25%	$53,000,000	$53,000,000
Branch Banking and Trust Company	10.75%	$43,000,000	$43,000,000
BMO Harris Bank, N.A.	10.75%	$43,000,000	$43,000,000
M&T Bank	10.75%	$43,000,000	$43,000,000
PNC Bank, National Association	10.75%	$43,000,000	$43,000,000
Comerica Bank	7.50%	$30,000,000	$30,000,000
HSBC Bank USA, National Association	6.25%	$25,000,000	$25,000,000
Total Commitment Amount	100%	$400,000,000	$400,000,000

SCHEDULE 2 GUARANTORS OF PAYMENT
Air Vent Inc., a Delaware corporation
Alabama Metal Industries Corporation, a Delaware corporation AMICO Holding Company, Inc., a Delaware corporation Appleton Supply Co., Inc., a Delaware corporation
Diamond Perforated Metals, Inc., a California corporation
D.S.B. Holding Corp., a Delaware corporation Florence Corporation, an Illinois corporation
Florence Corporation of Kansas, a Kansas corporation Nexus Corporation, a Colorado corporation Noll/Norwesco, LLC, a Delaware limited liability company Pacific Award Metals, Inc., a California corporation Package Concierge, Inc., a Delaware corporation
RBI Solar, Inc., an Ohio corporation
Renusol America Inc., a Delaware corporation
Rough Brothers Holding Co., Inc., an Ohio corporation Rough Brothers, Inc., an Ohio corporation
Rough Brothers Manufacturing, Inc., an Ohio corporation Solar Group, Inc., a Delaware corporation
SolarBOS, a California corporation
Southeastern Metals Manufacturing Company, Inc., a Florida corporation The D.S. Brown Company, an Ohio corporation

SCHEDULE 2.2 EXISTING LETTERS OF CREDIT

Alias	Borrower	Current Amount	Expiry Date	Beneficiary
S324026000A	The D.S. Brown Company	108,751.50	12/31/19	AKBank
S320351000C	Gibraltar Industries, Inc.	100,000.00	12/31/19	Travelers Indemnity Co
S323119000B	Gibraltar Industries, Inc.	4,180,000.00	4/01/19	ARCH Insurance - NJ
S310073000C	Gibraltar Steel Corporation of New York	120,000.00	4/01/19	Federal Insurance Company
S310242000C	Gibraltar Steel Corporation of New York	1,500,000.00	4/14/19	Employers Insurance of Wausau

All Existing Letters of Credit have been issued by KeyBank.

SCHEDULE 2.14 DESIGNATED HEDGE AGREEMENTS
None as of the Closing Date.

SCHEDULE 3 PLEDGED SECURITIES

Credit Party	Issuer	Total Shares/Equity Interests Outstanding	Ownership Percentage of the Pledgor	Certificate No. (if any)	% of Interest Pledged
Gibraltar Steel Corporation of New York	Air Vent Inc.	249 common shares	100%	7	100%
Gibraltar Steel	Southeastern Metals Manufacturing Company, Inc.	252,021.7891 common shares
Corporation of New York			100%	218	100%
Gibraltar Industries, Inc.	Appleton Supply Co., Inc.	1,000 common shares	100%	1	100%
Gibraltar Industries, Inc.	Florence Corporation	2,440 common shares	100%	182	100%
Gibraltar Industries, Inc.	Gibraltar Steel Corporation of New York	101 common shares	100%	C-24	100%
Gibraltar Industries, Inc.	Solar Group, Inc.	1,000 common shares	100%	1	100%
Gibraltar Industries, Inc.	AMICO Holding Company, Inc.	500 common shares	100%	1	100%
Gibraltar	D.S.B. Holding	66,749.90 Common	100%	10	100%
Industries, Inc.	Corp.	65,750.10 Preferred		P-10
Gibraltar Industries, Inc.	Rough Brothers Holding Co., Inc.	100 common shares	100%	1	100%

		62,600 shares	100%	5A	100%
		of Class A
		Common
		Stock
		10,000 shares	100%	3B	100%
		of Class B
Gibraltar Industries, Inc.	Package Concierge, Inc.	Common Stock
		25,000 Series	100%	A1-1	100%
		A-1 Preferred
		Shares
		5,180 Series	100%	A2-1	100%
		A-2 Preferred
		Shares
Gibraltar Industries, Inc.	Nexus Corporation	1,300 Common Shares	100%	8	100%
Gibraltar Industries, Inc.	Gibraltar Industries Holding Company (UK) Limited**	100 ordinary shares	100%	1	*
Rough Brothers Holding Co., Inc.	Rough Brothers Manufacturing, Inc.	19.6 common shares	100%	35	100%
Rough Brothers Holding Co., Inc.	RBI Solar, Inc.	100 common shares	100%	2	100%
Rough Brothers Manufacturing, Inc.	Rough Brothers, Inc.	850 common shares	100%	1	100%
RBI Solar, Inc.	Renusol America, Inc.	100 common shares	100%	2	100%
RBI Solar, Inc.	SolarBOS	558,600 Common Shares	100%	6	100%
D.S. B. Holding Corp.	The D.S. Brown Company	1,000 common shares	100%	1	100%

AMICO Holding Company, Inc.	Alabama Metal Industries Corporation	110 common shares	100%	28 and 29	100%
Southeastern Metals Manufacturing Company, Inc.	Pacific Award Metals, Inc.	192,000 common shares	100%	34	100%
Pacific Award Metals, Inc.	Noll/Norwesco, LLC	100%	100%	2	100%
Alabama Metal Industries Corporation	Diamond Perforated Metals, Inc.	1,000,000 common shares	100%	7	100%
Alabama Metal Industries Corporation	AMICO Canada, Inc.**	1,750,000 common shares	100%	C-1	*
Florence Corporation	Florence Corporation of Kansas	2,490 common shares	100%	1	100%

*
100% of the equity interests or stock of each first-tier Foreign Subsidiary (other than voting equity interests in excess of 65% of any such Foreign Subsidiary that is a CFC constitute Pledged Securities.

**    Foreign Subsidiaries

SCHEDULE 5.8 INDEBTEDNESS

1.	Lease Agreement by and between the City of Manhattan, Kansas and Florence of Kansas dated as of April 1, 2003, as amended, which as of the Closing Date has an outstanding balance of $2,000,000.

2.
Subordinated Indenture by and between Gibraltar Industries, Inc. the Subsidiary Guarantors (as defined therein), and the Bank of New York Mellon Trust as Trustee, dated as of January 31, 2013, which as of the Closing Date has an outstanding balance of

$210,000,000.

3.	Florence Corporation of Kansas’ Letter of Credit (Alias CPCS828459C) with JPMorgan Chase Bank, N.A., which as of the Closing Date has an outstanding balance of
$2,019,178.08.

SCHEDULE 5.9 LIENS
(a)    Liens in connection with a certain Collateral Assignment of Lease from Florence Corporation of Kansas to JP Morgan Chase Bank, N.A., dated as of April 1, 2010.

(b)	Liens in connection with the Letter of Credit described in item 3 of Schedule 5.8.

(c)	Liens Referenced on the attached UCC search chart.

Schedule 5.9
UCC Liens
Air Vent Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Toyota Motor Credit Corporation	Equipment	9/15/2020	20154085246
Alabama Metal Industries Corporation
Secured Party	Lien Type	Expiration Date	Original File Number
De Lage Landen Financial Services, Inc.	Equipment	6/30/2021	20062264968
De Lage Landen Financial Services, Inc.	Equipment	8/18/2021	20062885267
De Lage Landen Financial Services, Inc.	Equipment	11/7/2021	20063885936
Banc of America Leasing & Capital, LLC	Equipment	6/24/2019	20092017579
Banc of America Leasing & Capital, LLC	Equipment	11/17/2019	20093688535
Key Equipment Finance Inc.	Equipment	5/6/2023	20131724096
U.S. Bank Equipment Finance	Equipment	3/17/2019	20141032002
Samuel, Son & Co. (USA) Inc.	Equipment	4/25/2019	20141637404
U.S. Bank Equipment Finance	Equipment	7/10/2019	20142723658
U.S. Bank Equipment Finance	Equipment	8/26/2019	20143430857
U.S. Bank Equipment Finance	Equipment	9/10/2019	20143620408
U.S. Bank Equipment Finance	Equipment	12/3/2019	20144883864
U.S. Bank Equipment Finance	Equipment	12/3/2019	20144883880
U.S. Bank Equipment Finance	Equipment	12/4/2019	20144911053
U.S. Bank Equipment Finance	Equipment	12/23/2019	20145237532
U.S. Bank Equipment Finance	Equipment	12/23/2019	20145237573
Wells Fargo Bank, N.A.	Equipment	1/22/2020	20150296219
U.S. Bank Equipment Finance	Equipment	11/3/2020	20155117287
U.S. Bank Equipment Finance	Equipment	2/8/2021	20160767614
AMICO Holding Company, Inc.
None
Appleton Supply Co., Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
All Points Capital Corp.	Equipment	2/17/2020	20100519177
All Points Capital Corp.	Equipment	4/9/2020	20101234107
Diamond Perforated Metals, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Samuel, Son & Co. Inc.	Equipment	1/24/2019	147396619622
D.S.B. Holding Corp.
None
Florence Corporation
Secured Party	Lien Type	Expiration Date	Original File Number
Raymond Leasing Corporation	Equipment	7/31/2019	19504212

Florence Corporation of Kansas
None
Gibraltar Industries, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
De Lage Landen Financial Services, Inc.	Equipment	1/17/2020	20050184714
Crown Credit Company	Equipment	7/2/2019	20142618833
Chesapeake Funding LLC	Equipment	5/18/2021	20162974267
Gibraltar Steel Corporation of New York
None
Nexus Corporation
None
Noll/Norwesco, LLC
Secured Party	Lien Type	Expiration Date	Original File Number
Key Equipment Finance Inc.	Equipment	12/7/2019	20093896542
Pacific Award Metals, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Toyota Motor Credit Corporation	Equipment	1/22/2019	147396152200
Toyota Motor Credit Corporation	Equipment	6/10/2019	147415279484
Package Concierge, Inc.
None
RBI Solar, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Orbian Financial Services II, LLC	Trade Account Receivables - Specific	11/13/2022	OH00216556380
Renusol America, Inc.
None
Rough Brothers Holding Co.
None
Rough Brothers, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Dell Financial Services, L.P.	Equipment	3/24/2020	OH00087587722
Rough Brothers Manufacturing, Inc.
None

Solar Group, Inc.
None
SolarBOS
None
Southeastern Metals Manufacturing Company, Inc.
Secured Party	Lien Type	Expiration Date	Original File Number
Wells Fargo Bank, N.A.	Equipment	8/28/2019	201402101021
CIT Bank, N.A.	Equipment	6/13/2022	201701505078
The D.S. Brown Company
Secured Party	Lien Type	Expiration Date	Original File Number
NMHG Financial Services, In.c	Equipment	4/20/2024	OH00134105598
U.S. Bank Equipment Finance	Equipment	11/13/2019	OH00180953622
U.S. Bank Equipment Finance	Equipment	11/12/2020	OH00190790173
U.S. Bank Equipment Finance	Equipment	4/30/2023	OH00220838253

SCHEDULE 5.11

PERMITTED FOREIGN SUBSIDIARY LOANS, GUARANTIES AND INVESTMENTS

DOMESTIC COMPANIES	FOREIGN SUBSIDIARIES	TYPE	11/30/2015
Alabama Metal Industries Corporation	AMICO Canada, Inc.	Investment	$18,096,786
Rough Brothers Manufacturing, Inc.	RBGM (Shanghai) Co., Ltd.	Investment	$6,434,824
RBI Solar, Inc.	RBI Solar KK (Japan)	Loan	$4,500,000
RBI Solar, Inc.	RBI Solar KK (Japan)	Investment	$18,357,294
RBI Solar, Inc.	Renusol GmbH	Investment	$6,496,323
RBI Solar, Inc.	RBI Solar Brazil	Investment	$10,000
Gibraltar Industries, Inc.	Gibraltar Industries UK Holding Co., Ltd.	Investment	$31,327,799

Note: For currency translation the investment is recorded at historical rates and the loans are translated at the date requested.
All amounts listed are in United States Dollars.

SCHEDULE 5.17 AFFILIATE TRANSACTIONS
None as of the Closing Date.

SCHEDULE 6.1

CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATIONS

1.The following list identifies the jurisdiction of organization/formation and each jurisdiction in which any Company is qualified to do business:

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

Air Vent Inc.	Delaware	California Illinois Iowa Massachusetts Missouri Nevada North Carolina Texas
Alabama Metal Industries Corporation	Delaware	Alabama California Colorado Florida Illinois Louisiana Missouri Ohio South Carolina Texas Utah Washington
AMICO Holding Company, Inc.	Delaware	None
Appleton Supply Co., Inc.	Delaware	Michigan Wisconsin

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

D.S.B. Holding Corp.	Delaware	None
Diamond Perforated Metals, Inc.	California	New York North Carolina
The D.S. Brown Company	Ohio	California Georgia Michigan Minnesota Missouri New Jersey New York Pennsylvania Texas West Virginia
Florence Corporation	Illinois	None
Florence Corporation of Kansas	Kansas	California Colorado Ohio
Gibraltar Industries, Inc.	Delaware	New York
Gibraltar Steel Corporation of New York	New York	Michigan Ohio Texas

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

Nexus Corporation	Colorado
Alabama Alaska Arizona Arkansas California Connecticut Idaho Illinois Indiana Louisiana Maryland Minnesota Mississippi Missouri Montana Nevada New Jersey
New Mexico New York North Carolina North Dakota Oregon Tennessee Utah
Virginia Washington
West Virginia

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

Noll/Norwesco, LLC	Delaware	California Georgia Oregon Utah Washington
Pacific Award Metals, Inc.	California	Arizona Colorado Washington
Package Concierge, Inc.	Delaware	California Colorado Connecticut Kentucky Massachusetts Missouri New Jersey Oklahoma Utah

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

RBI Solar, Inc.		Ohio	Alabama Arizona Arkansas California Colorado Connecticut
Delaware
District of Columbia
Florida
Georgia
Hawaii
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maine
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
S-16

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

RBI Solar, Inc. (continued)		New York North Dakota North Carolina Oregon Pennsylvania Rhode Island South Carolina South Dakota Tennessee Texas Utah Vermont Virginia Washington West Virginia Wisconsin
Renusol America Inc.	Delaware	Alabama Arizona California Georgia Louisiana Ohio Oregon
Rough Brothers Holding Co., Inc.	Ohio	None
Rough Brothers Manufacturing, Inc.	Ohio	California

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

Rough Brothers, Inc.	Ohio
Alabama Alaska Arizona Arkansas California Connecticut Delaware Florida Georgia Hawaii Illinois Indiana Iowa Kentucky Louisiana Maryland
Massachusetts Michigan Mississippi Missouri Montana Nebraska Nevada
New Jersey New Mexico New York North Carolina North Dakota Oklahoma
Oregon

Pennsylvania Rhode Island South Carolina Tennessee Texas

Company

Jurisdiction of Organization/ Formation

Jurisdictions
Where Entity is Qualified to Do Business

Rough Brothers, Inc. (continued)		Utah Virginia Washington West Virginia Wyoming
Solar Group, Inc.	Delaware	Mississippi Texas
SolarBOS	California	Michigan
Southeastern Metals Manufacturing Company, Inc.	Florida	Texas
Gibraltar Industries Holding Company (UK) limited	United Kingdom	None
AMICO Canada, Inc.**	Canada	British Columbia Ontario Quebec
RBI Solar KK (Japan)**	Japan	None
Renusol GMBH**	Germany	None
RBI Solar Brazil Ltda.**	Brazil	None
Rough Brothers Greenhouse Manufacturing (Shanghai) Co., LTD.**	China	None

2.	The following Subsidiaries are directly and wholly-owned by Gibraltar Industries, Inc.

AMICO Holding Company, Inc. Appleton Supply Co., Inc.
D.S.B. Holding Corp. Florence Corporation
Gibraltar Industries Holding Company (UK) Limited** Gibraltar Steel Corporation of New York

Solar Group, Inc.
Rough Brothers Holding Co., Inc. Package Concierge, Inc.
Nexus Corporation

3.The following Subsidiaries are wholly-owned directly by Gibraltar Steel Corporation of New York which, in turn, is wholly-owned by Gibraltar Industries, Inc.:

Air Vent Inc.
Southeastern Metals Manufacturing Company, Inc.

4.The following Subsidiaries are wholly-owned directly by Rough Brothers Holding Co., Inc., which, in turn, is wholly-owned by Gibraltar Industries, Inc.:

Rough Brothers Manufacturing, Inc. RBI Solar Inc.

4.The following Subsidiaries are wholly-owned directly by Alabama Metal Industries Corporation which, in turn, is wholly-owned by AMICO Holding Company, Inc., which is wholly owned by Gibraltar Industries, Inc.:

AMICO Canada, Inc.** Diamond Perforated Metals, Inc.

5.	The remainder of the Subsidiaries are owned as follows:

Subsidiary	Direct Ownership	Indirect Ownership
Alabama Metal Industries Corporation	AMICO Holding Company, Inc. – 100%	GII - 100%
Pacific Award Metals, Inc.	Southeastern Metals Manufacturing Company, Inc. – 100%	GSCNY – 100%
Noll/Norwesco, LLC	Pacific Award Metals, Inc. – 100%	Southeastern Metals Manufacturing Company, Inc. –100%
Florence Corporation of Kansas	Florence Corporation – 100%	GII – 100%
The D.S. Brown Company	D.S.B. Holding Company- 100%	GII – 100%
Rough Brothers, Inc.	Rough Brothers Manufacturing, Inc. – 100%	Rough Brothers Holding Co., Inc. – 100%.
Rough Brothers Greenhouse Manufacturing (Shanghai) Co.,	Gibraltar Industries Holding Company (UK) Limited –	GII – 100%

Ltd.**	100%**
Renusol GMBH**	Gibraltar Industries Holding Company (UK) Limited – 100%**	GII – 100%.
RBI Solar KK (Japan)**	Gibraltar Industries Holding Company (UK) Limited – 100%**	GII - 100%
Renusol America, Inc.	RBI Solar, Inc. – 100%	Rough Brothers Holding Co., Inc. - 100%
RBI Solar Brazil Ltda.**	Gibraltar Industries Holding Company (UK) Limited – 100%**	GII - 100%
SolarBOS	RBI Solar, Inc. – 100%	Rough Brothers Holding Co., Inc. 100%

* Non-Material Subsidiaries
** Foreign Subsidiaries
GSCNY= Gibraltar Steel Corporation of New York GII = Gibraltar Industries, Inc.

6.The principal place of business and the chief executive office for the Borrowers, each Subsidiary Guarantor and each Foreign Subsidiary is 3556 Lake Shore Road Buffalo, New York 14219.

SCHEDULE 6.4

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None

SCHEDULE 6.5

REAL ESTATE OWNED BY THE COMPANIES

Business Unit	Physical Address	City	State/ Country	ZIP Code	Owned/ Leased
Air Vent	418 E. North Front Street	Orrick	Missouri	64077	Owned
Appleton	1905 West Haskell Street	Appleton	Wisconsin	54914	Owned
Appleton	927 South Grider Street	Appleton	Wisconsin	54914	Owned
Noll/Norwesco	38 SE 97th Avenue	Portland	Oregon	97216	Owned
SOLAR	107 & 203 Fellowship Road	Taylorsville	Mississippi	39168	Owned
AMICO	3240 & 3245 Fayette Avenue	Birmingham	Alabama	35208	Owned
AMICO	7300 W. Sunnyview Avenue	Visalia	California	93291	Owned
AMICO	209 Glaser Drive	Lafayette	Louisiana	70508	Owned
AMICO	825 County Road 606	Dayton	Texas	77535	Owned
DS Brown	300 East Cherry Street	North Baltimore	Ohio	45872	Owned
DS Brown	207 Walnut Street	North Baltimore	Ohio	45872	Owned
DS Brown	518 Progress Way	Athens	Texas	75751	Owned
Nexus	#6 Industrial Park Drive	Pana	Illinois	62557	Owned
Nexus	10983 Leroy Drive	Northglenn	Colorado	80233	Owned

SCHEDULE 6.8 ENVIRONMENTAL

On July 15, 2011, Bluewater Thermal Processing, LLC (“Bluewater”) made a claim under that certain Asset Purchase Agreement with Gibraltar Industries, Inc. (the “Company”), dated May 31, 2006 (the “Purchase Agreement”) seeking indemnification for environmental cleanup costs for facilities located in Fountain Inn, South Carolina and Northlake, Illinois.

With respect to the Fountain Inn, South Carolina facility, the Company engaged an environmental services firm to remediate the contamination identified and, in July, 2013, a no further action letter was received from the South Carolina Department of Health and Environmental Control (“SCDHEC”) with respect to the contamination at the Fountain Inn, South Carolina facility identified in the July 15, 2011 correspondence from Bluewater. Subsequently, in September, 2013, the Company received a supplemental notice that additional contamination consisting of volatile organic compounds and semi-volatile organic compounds had been discovered at the Fountain Inn, South Carolina facility. The Company acknowledged its responsibility for cleanup of the additional contamination discovered, subject to any defenses which the Company has to the payment of the costs of such remediation under the Purchase Agreement. In connection with this supplemental discovery, the Company engaged an environmental services firm to perform additional testing to confirm the existence of contamination. In this regard, additional contamination was determined to exist. The Company, Bodycote Thermal Processing, Inc. (the new owner of the Fountain Inn, South Carolina facility (“Bodycote”)) and SCDHEC entered into a Voluntary Cleanup Contract as of May 2015. Pursuant to the terms of the Voluntary Cleanup Contract, the Company’s environmental services firm has begun to remediate the Fountain Inn, South Carolina facility. In light of the foregoing, the Company does not anticipate that the conditions at this site will result in a Material Adverse Effect.

With respect to the Northlake, Illinois facility, the Company’s environmental services firm submitted a proposal for remediation of the trichloroethene contamination identified at the Northlake facility to the Illinois Environmental Protection Agency (“IEPA”). As a result of meetings with the IEPA, the Company’s environmental services firm has designed a sub-slab depressurization system that will be employed at the facility. The Company is working with the facility’s current ownership to install the system. Once the system is installed, it is anticipated that the IEPA will issue a focused no-further action letter.

SCHEDULE 6.9 LOCATIONS

1.	See attached list “Owned and Leased Property” for locations currently leased and/or owned by a Credit Party, where inventory is currently located.

2.	See attached list titles “Third Party Locations” for a list of third party locations where inventory is currently held.

3.	Each Credit Party’s chief executive office is located at 3556 Lake Shore Road Buffalo, New York 14219.

Owned and Leased Property

Business Unit	Physical Address	City	State/ Country	ZIP Code	Owned/ Leased
Gibraltar Industries, Inc.	3556 Lake Shore Road	Buffalo	New York	14219	Leased
Air Vent	7700 Harker Drive Suite A	Peoria	Illinois	61615	Leased
Air Vent	418 E. North Front Street	Orrick	Missouri	64077	Owned
Air Vent	4117 Pinnacle Point Drive	Dallas	Texas	75211	Leased
Appleton	1905 West Haskell Street	Appleton	Wisconsin	54914	Owned
Appleton	927 South Grider Street	Appleton	Wisconsin	54914	Owned
DOT	18757 Bracken Drive	San Antonio	Texas	78266	Leased
Florence	5935 Corporate Drive	Manhattan	Kansas	66503	(IRB Bond)
Package Concierge	445 Main Street, Suite 201	Medfield	Massachusett s	2052	Leased
Noll/Norwesc o	1780 Industrial Drive	Stockton	California	95206	Leased
Noll/Norwesc o	38 SE 97th Avenue	Portland	Oregon	97216	Owned
Noll/Norwesc o	3011 70th Avenue E.	Fife	Washington	98424	Leased
Pacific Award Metals	1450 Virginia Ave	Baldwin Park	California	91706	Leased
Pacific Award Metals	1315 & 1317 Vineland Ave	Baldwin Park	California	91706	Leased
Pacific Award Metals	3618 E LaSalle	Phoenix	Arizona	85009	Leased
SEMCO	11801 Industry Drive	Jacksonville	Florida	32218	Leased
SEMCO	6500 Youngerman Circle	Jacksonville	Florida	32244	Leased
SOLAR	107 & 203 Fellowship Road	Taylorsville	Mississippi	39168	Owned
AMICO	3240 & 3245 Fayette Avenue	Birmingha m	Alabama	35208	Owned
AMICO	11093 Beach Avenue	Fontana	California	92335	Leased
AMICO	7300 W.	Visalia	California	93291	Owned

	Sunnyview Avenue
AMICO	1033 Pine Chase Avenue	Lakeland	Florida	33801	Leased
AMICO	1115 E. 5000 North Road	Bourbonnai s	Illinois	60914	Leased
AMICO	209 Glaser Drive	Lafayette	Louisiana	70508	Owned
AMICO	100 Pixley Industrial Parkway	Rochester	New York	14603	Leased
AMICO	1100 Culp Road	Charlotte	North Carolina	28134	Leased
AMICO	825 County Road 606	Dayton	Texas	77535	Owned
DS Brown	300 East Cherry Street	North Baltimore	Ohio	45872	Owned
DS Brown	207 Walnut Street	North Baltimore	Ohio	45872	Owned
DS Brown	518 Progress Way	Athens	Texas	75751	Owned
RBI Solar	6715 Steger Drive	Cincinnati	Ohio	45237	Leased
RBI Solar	27711 Diaz Road	Temecula	California	92590	Leased
Rough Brothers Manufacturing	5513 Vine Street	Cincinnati	Ohio	45217	Leased
Renusol America	300 Industrial Parkway	Greenville	Alabama	36037	Leased
RBI Solar	1209 W. Market Street	Smithfield	North Carolina	27577	Leased
Nexus	6 Industrial Park Drive	Pana	Illinois	62557	Owned
Nexus	10983 Leroy Drive	Northglenn	Colorado	80233	Owned
SolarBOS	310 Stealth Court	Livermore	California	94551	Leased
SolarBOS	2685 Northridge Drive NW	Grand Rapids	Michigan	49544	Leased

Third Party Locations

Credit Party	Name of Third Party	Address	Description of Assets and Nature of Relationship

Rough Brothers, Inc.	GexPro	11400 Mosteller Road, Cincinnati, OH 45251	Outside Processor
Rough Brothers, Inc.	REF Alabama	301 Industrial Parkway, Greenville, AL 36037	Outside Processor
Rough Brothers Manufacturing, Inc.	Phoenix Fabrication	3215 Butler Avenue, South Chicago Heights, IL 60411	Outside Processor
Alabama Metal Industries Corporation	BL Downey	2125 Gardner Road, Broadview, IL 60155	Outside Processor
Alabama Metal Industries Corporation	Feralloy	1435 Red Hat Road, Decatur, AL 35601	Outside Processor
Alabama Metal Industries Corporation	Delta	2220 Avenue East, Birmingham, AL 35218	Outside Processor
Alabama Metal Industries Corporation	JD Laser	W209 N 17145 Industrial Drive, Jackson, WI 53070	Outside Processor
South Eastern Metal Manufacturing Co., Inc.	JIT	216 E. Lathrop Avenue, Savanna, GA 31415	Outside Processor
South Eastern Metal Manufacturing Co., Inc.	Metal Plate Galvanizing	7123 Moncreif Road West, Jacksonville, FL 32219	Outside Processor
South Eastern Metal Manufacturing Co., Inc.	PreCoat	3399 Davey Allison Blvd, Hueytown, AL 35023	Outside Processor

Appleton Supply Co., Inc.	Woodstock	15920 Nelson Road, Woodstock, IL 60098	Outside Processor
Appleton Supply Co., Inc.	Oconomowoc	930 Armour Road, Oconomowoc, WI 53066	Outside Processor
Appleton Supply Co., Inc.	Franklin Park	11440 W. Addison Avenue, Franklin Park, IL 60131	Outside Processor
Pacific Award Metals, Inc.	Metal Coaters	9123 Center Avenue, Rancho Cucamonga, CA 91730	Outside Processor
Florence Corporation	Stemar Industries	116 Kean Street, West Babylon, NY 11704	Outside Processor
Florence Corporation	A&E Custom Manufacturing	3150 Chrysler Road, Kansas City, KS 66115	Outside Processor
Solar Group, Inc.	Boswell Retardation Center	1049 Simpson Highway, Magee, MS 39111	Outside Processor
Solar Group, Inc.	Pine Belt Industries	4100 Mamie Street, Hattiesburg, MS 39404	Outside Processor
Solar Group, Inc.	Pro Pak	233 Old Jackson Road, Madison, MS 39110	Outside Processor
Air Vent, Inc.	Bender Warehouse Company	345 Parr Circle, Reno, NV 89512	Public Warehouse
Dot Metals	ADS Logistics LLC Roll & Hold Division	10911 Doug Attawat Blvd., Shrevport, LA 71115	Outside Processor

SCHEDULE 6.11 EMPLOYEE BENEFITS PLANS

1.	The following is a list of all material ERISA Plans:

a.	Gibraltar Fringe and Welfare Benefits Plan

b.	Gibraltar 401(k) Plan Amendment and Restatement

c.	Second Amendment and Restatement of the Gibraltar Industries, Inc., 2015 Management Stock Purchase Plan

d.	Gibraltar Industries, Inc., 2018 Management Stock Purchase Plan

e.	Third Amendment and Restatement of the Gibraltar Industries, Inc., 2005 Equity Incentive Plan

f.	First Amendment and Restatement of the Gibraltar Industries, Inc. 2015 Equity Incentive Plan

g.	Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors

h.	Gibraltar Industries, Inc. 2018 Equity Incentive Plan

i.	Gibraltar Industries, Inc. Non-Employee Director Stock Deferral Plan

j.	Amended and Restated Gibraltar Deferred Compensation Plan

k.	Amended and Restated Employment Agreement dated as of January 1, 2015 between Gibraltar Industries, Inc., and Frank G. Heard

l.	Restrictive Covenants and Severance Agreement dated as of December 17, 2018 between Gibraltar Industries, Inc. and William T. Bosway

m.	Change in Control Agreement dated January 1, 2015, by and between Gibraltar Industries, Inc. and Frank G. Heard

n.	Change in Control Agreement dated December 17, 2018, by and between Gibraltar Industries, Inc. and William T. Bosway

o.	Change in Control Agreement dated May 5, 2017, by and between Gibraltar Industries, Inc. and Timothy F. Murphy

p.	Change in Control Agreement dated February 20, 2009 by and between Gibraltar Industries, Inc., and Paul M. Murray

2.	The following is a list of Foreign Benefit Plans and Foreign Pension Plans:

a.	Pension Plan for The Employees of AMICO Canada Inc.

b.	Employee Registered Retirement Savings Plan (AMICO Canada, Inc.)

c.	Employee Non Registered RSP Plan (AMICO Canada, Inc.)

d.	Employee Spousal RRSP (AMICO Canada, Inc.)

SCHEDULE 6.16 MATERIAL AGREEMENTS

1.	Amended and Restated Employment Agreement dated as of January 1, 2015 between Gibraltar Industries, Inc., and Frank G. Heard

2.	Restrictive Covenants and Severance Agreement dated as of December 17, 2018 between Gibraltar Industries, Inc. and William T. Bosway

SCHEDULE 6.17 INTELLECTUAL PROPERTY

See Attached

Air Vent, Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
AV (stylized)		Registered	12/8/1981	1,180,817	73/258,601	USA	IC 006	Metal roof ventilators
FILTERVENT	FILTERVENT	Registered	6/5/1990	1,599,621	73/838,041	USA	IC 019	Unitary fabricated roof ridge ventilators without moving parts
SHADOWHAWK	SHADOWHAWK	Published			87786342	USA	IC 006	Metal roof vents for ventilation in residential and commercial buildings
SHINGLEVENT	SHINGLEVENT	Registered	6/18/1991	1,648,162	73/834,918	USA	IC 019	Unitary fabricated roof ridge ventilators without moving parts and installation parts sold as a unit
SOLAR TEK (and design)		Registered	3/24/1987	1,433,735	73/607,334	USA	IC 011	Automatic foundation ventilator

SOLARCOOL	SOLARCOOL	Registered	9/15/2015	4812397	86532090	USA	IC 006	Metal roof vents for cooling and ventilation in residential and commercial buildings
SOLARCOOL (and design)		Registered	11/1/2005	3,011,981	78/242,018	USA	IC 006	Solar powered roof and attic vent
TEMP-VENT (and design)		Registered	1/27/1976	1,031,384	73/049,505	USA	IC 011	Automatic foundation ventilators
THE EDGE	THE EDGE	Registered	11/11/2008	3,531,951	77/239,648	USA	IC 019	Plastic attic roof intake vents for ventilation purposes
VENTURIVENT	VENTURIVENT	Registered	7/3/1990	1,604,349	73/835,541	USA	IC 006	Unitary fabricated roof rigdge ventilators without moving parts made primarily of metal
GOING GREEN SAVES GREEN		Registered	11/13/2012	4,240,013	85/108543	USA	IC 011	Solar Powered Attic Fans

HIP AV VENT RIDGE SHINGLE- OVER HIP VENT		Registered	1/11/2011	3,905,574	77/891,278	USA	IC 019	Non-metal building materials, namely untary fabricated roof hip and ridge ventilators
U.S. Sunlight Corp Alternative Energy for everyday life		Registered	11/10/2009	3,208,055	77/683637	USA	IC 011	Solar Power Attic Fan and Solar Hot Water Heater
U.S. Sunlight Corp.	U.S. Sunlight Corp.	Registered	2/23/2010	3,751,412	77/683621	USA	IC 011	Solar Power Attic Fan and Solar Hot Water Heater
Sunfan	Sunfan	Registered	8/31/2010	3,840,044	77/789081	USA	IC 011	Apparatus for ventilating, namely, ventilating exhaust fans
SMOOTHAIR DEFLECTOR	SMOOTHAIR DEFLECTOR	Registered	5/1/2012	4134848	85407824	USA	IC 011	Apparatus for ventilating, namely, ventilating exhaust fans
THE BALANCED SYSTEM	THE BALANCED SYSTEM	Registered	7/6/2010	3815966	77942185	USA	IC 006	Metal attic roof intake vents and exhaust vents for ventilation purposes

THE BALANCED SYSTEM	THE BALANCED SYSTEM	Registered	8/19/2009	TMA745726	1380684	CANADA	20	Plastic attic roof intake vents and exhaust vents for ventilation purposes.
SOLAR CONTROLLER	SOLAR CONTROLLER	Registered	7/3/2012	4169447	85368482	USA	IC 009
Programmable solar fan controller system consisting of temperature and humidity sensors for monitoring attic conditions and utilizing solar power or house electricity to optimize the run- time of the fan by either removing the excessive heat or moisture, which works with a remote control unit

T-24	T-24	NOA Specimen Due 5/9/19			87029788	USA	IC 017
A whole house fan insulation system, namely, a system composed of polystyrene foam panels, and brackets that attach the panels to the whole house fan, raising the panels when the whole house fan is turned on and lowering the panels when the whole house fan is turned off

THE ULTIMATE RIDGE VENT		Registered	7/9/2002	2591184	76235253	USA	IC 019	NON-METALLIC BUILDING MATERIALS, NAMELY ROOFING RIDGE VENTS AND VENT STRIPS
AIRHAWK	AIRHAWK	Registered	4/11/1995	1889235	74447442	USA	IC 011	roof ventilators, louver-type ventilators, foundation vents and roof and attic fans for residential and commercial use
FILTERVENT	FILTERVENT	Registered	12/14/2009	TMA755245	1264588	Canada	19	Unitary fabricated roof ridge ventilators without moving parts.

Alabama Metal Industries Corporation Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
AMICO	AMICO	Registered	9/5/1995	1,915,974	74/532,835	USA	IC 006 IC 019
Structural and ornamental metal grating; metal laths, metal lathing accessories, namely expansion joints, control joints, corner beads, casing beads, and cold rolled channels for drywall studs and runner track; metal enclosure systems comprising expanded metal panels posts, doors and hardware for their installation; metal fencing systems comprising expanded metal fence sections, posts, fittings, rails and gates; and expanded metal forms

AMICO (and design)		Registered	8/22/1995	1,912,984	74/532,836	USA	IC 006 IC 019
Structural and ornamental metal grating; metal laths and metal lathing accessories, namely expansion joints, control joints, corner beads, casing beads and cold rolled metal channels for drywall studs and runner tracks; metal enclosure systems comprising expanded metal panels, posts, doors and hardware for their installation; metal fencing systems comprising expanded metal fence sections, posts, fittings, rails and gates; and expanded metal forms

AMIFLOW	AMIFLOW	Pending			88212769	USA	IC 042	Weep screed apparatus containing a ventilation and drainage cavity
VaporVent	VaporVent	Pending			88210224	USA	IC 020	Non-metal casing bead apparatus containing a ventilation and drainage cavity

HYDRODRY	HYDRODRY	Pending			88207643	USA	IC 019	Non-metal weep screed and casing bead apparatus containing a ventilation and drainage cavity
AMICO GREENSCREEN		Registered	1/8/2019	5650626	87635368	USA	IC 019	A polymer fabric drainage and evaporation panel for ventilation of exterior walls
AMICLAMP	AMICLAMP	Pending			87411818	USA	IC 006 IC 019	Metal brackets for use in the construction and assembly of fences; Non-metal brackets for use in the construction and assembly of fences
AMIGUARD POSTS	AMIGUARD POSTS	Pending			87287923	USA	IC 006	Metal fence posts with slots cut for the fence rails to slide through
		Pending			87228857	USA	IC 006 IC 019 IC 020
Metal fencing system, comprised primarily of metal fence panel sections and metal fence posts and sold as the following, expanded metal, solid plate, welded wire mesh or fiber reinforced panel fence sections, metal grating, fiber reinforced mesh, perforated metal, non-metal sleeves, and metal posts, fittings, fasteners, splices and gates; Non-metal fencing system, comprised primarily of non-metal fence panel sections and non-metal fence posts and sold as a unit with one or more of the following, fiber reinforced panels, fiber reinforced bar grating, fiber reinforced mesh, and non-metal posts, fittings, fasteners, splice plates, finish plates, sleeves, rails and gates; Fencing system fasteners, namely, non-metal bolts, rivets, and screws.

AMIGUARD	AMIGUARD	Pending	87228845	USA	IC 006 IC 019 IC 020
Metal fencing system, comprised primarily of metal fence panel sections and metal fence posts and sold as a unit with one or more of the following, expanded metal, solid plate, welded wire mesh or fiber reinforced panel fence sections, metal bar grating, fiberglass bar grating, fiber reinforced mesh, perforated metal, non-metal sleeves, and metal posts, fittings, fasteners, splice plates, finish plates, rails and gates; Non-metal fencing system, comprised primarily of non-metal fence panel sections and non-metal fence posts and sold as a unit with one or more of the following, fiber reinforced panels, fiber reinforced bar grating, fiber reinforced mesh, and non-metal posts, fittings, fasteners, splice plates, finish plates, sleeves, rails and gates; Fencing system fasteners, namely, non-metal bolts, rivets, and screws

Diamond Fasteners	Diamond Fasteners	Pending	87152417	USA	IC 006	Metal clips used to bolt mesh panels to fence rails
Diamond Splice Plate	Diamond Splice Plate	Pending	87152407	USA	IC 006	Metal plates to secure fence panels to fence posts and form a junction of mesh panels
Finish Plates	Finish Plates	Pending	87152385	USA	IC 006	Metal fence plates to provide a seamless junction over mesh to mesh panel joints and posts
Secura-Sleeve	Secura-Sleeve	Pending	87152450	USA	IC 019	non-metal inserts for fence posts that permit rails to slide through posts and prevent water intrusion

AMICO SECURITY		Pending			87117799	USA	IC 006 IC 019
Metal fencing system, comprised primarily of metal fence panel sections and metal fence posts and sold as a unit with one or more of the following, expanded metal, solid plate, welded wire mesh or fiber reinforced panel fence sections, metal bar grating, fiberglass bar grating, fiber reinforced mesh, perforated metal, non-metal sleeves, and metal posts, fittings, fasteners, splice plates, finish plates, rails and gates; Non-metal fencing system, comprised of non-metal fence panel sections and non-metal fence posts and sold as a unit with one or more of the following, fiber reinforced panels, fiber reinforced bar grating, fiber reinforced mesh, and non-metal posts, fittings, fasteners, splice plates, finish plates, sleeves, rails and gates

GATORGRATE	GATORGRATE	Registered	5/26/2015	4741923	86230265	USA	IC 019	Fiberglass grating for industrial floor and stair tread uses
CHAMELEON	CHAMELEON	Pending			87411781	USA	IC 006 IC 019
Metal fencing system, comprised primarily of metal fence panel sections and metal fence posts and sold as a unit with one or more of the following, expanded metal, solid plate, welded wire mesh or fiber reinforced panel fence sections, metal bar grating, fiberglass bar grating, fiber reinforced mesh, perforated metal, non-metal sleeves, and metal posts, fittings, fasteners, brackets, splice plates, finish plates, rails and gates; Non-metal fencing system, comprised of non-metal fence panel sections and non-metal fence posts and sold as a unit with one or more of the following, fiber reinforced panels, fiber reinforced bar grating, fiber reinforced mesh, and non-metal posts, fittings, fasteners, splice plates, finish plates, sleeves, rails and gates

Tilath	Tilath	Registered	11/4/2014	4634079	86130917	USA	IC 006	Metal laths
SEASAFE		Registered	4/3/2001	2439864	75562870	USA	IC 019 IC 040
Fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications, all sold as a unit; Custom manufacture of fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications

ANC	ANC	Registered	12/11/2007	3,351,722	77/143,724	USA	IC 019	Non-metal fencing and accessories therefor, namely, panels, posts, fittings and fasteners
DIAMOND GRIP	DIAMOND GRIP	Registered	9/15/1998	2,189,215	75/318,925	USA	IC 006	Metal industrial safety grating
GMS GENESIS (and design)		Registered	2/25/1997	2,063,254	75/119,091	USA	IC 006	Raised metal access flooring
DIAMOND GRIP	DIAMOND GRIP	Registered	9/15/1998	2,189,215	75/318,925	USA	IC 006	Metal industrial safety grating
DIAMOND GRIP GRATING	DIAMOND GRIP GRATING	Registered	11/19/1982	TMA273936	0478317	Canada	6	Metal industrial safety grating.

Infini-Rail	Infini-Rail	Pending			87152432	USA	IC 006	Metal rails connected together to form a continuous rail
ORNAMESH	ORNAMESH	Registered	6/27/1995	1,901,456	74/532,516	USA	IC 006	Ornamental metal gratings
SAFETY GRIP	SAFETY GRIP	Registered	4/4/2000	2,337,053	75/330,898	USA	IC 006	Metal flooring
SECURA FENCE SYSTEM	SECURA FENCE SYSTEM	Registered	7/11/1995	1,904,092	74/533,654	USA	IC 006	Metal fencing system consisting of expanded metal fence sections, posts, fittings, rails and gates
SECURA LATH	SECURA LATH	Registered	9/26/1995	1,921,479	74/575,870	USA	IC 006	Metal lathing
SECURA MESH	SECURA MESH	Registered	7/11/1995	1,904,088	74/532,515	USA	IC 006	Metal partitions and enclosure systems of expanded metal comprising expanded metal sections, posts, doors and hardware
STAY-FORM	STAY-FORM	Registered	6/20/1995	1,900,341	74/532,517	USA	IC 006	Expanded metal concrete forms
ZIP STRIP	ZIP STRIP	Registered	8/8/1995	1,910,087	74/532,798	USA	IC 019	Vinyl trim stop for drywall, stucco and veneer applications
SAFETY-TREAD		Registered	3/13/1990	1586488	73527034	USA	IC 006	METAL INDUSTRIAL GRATINGS
TRANSFORMING MATERIALS - into products that make it a better	TRANSFORMING MATERIALS - into products that make it a better world.	Pending			86/409871	USA	IC 006 IC 019	Structural and ornamental metal grating; Metal laths, Metal lathing accessories, namely expansion joints for floors, walls, piping or ducting, world.
control joints, dry wall corner beads, casing beads, and cold rolled channels for drywall studs and runner track; Metal enclosure systems for enclosing a wide variety of items comprising expanded metal panels, posts, fittings, fasteners and doors with hardware for their installation, sold as a unit; Metal fencing systems comprising expanded metal fence sections, posts, fittings in the nature of fasteners, fence stays and rail clamps, rails and gates; Expanded metal casting forms for concrete; Metal cladding for construction and building; Metal cladding for signs; Metal facade panels for construction; Metal ceiling tiles; Metal ceiling systems comprising panels; Metal railing panels for construction purposes; Expanded metal mesh exterior or interior sun shades for buildings; Metal wall partitions for building; Metal wall panels for building; Metal awnings and trellises

seasafe & design		Registered	3/16/2007	TMA683815	1290107	Canada	19, 35, 40
Fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications, all sold as a unit.; Custom manufacture of fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications.

AMICO	AMICO	Registered	3/16/2007	TMA683814	1290105	Canada	6, 14, 19, 21, 26
(1) Structural and ornamental metal bar grating; expanded metal panels; plank-type safety grating panels, metal laths and metal lathing accessories, namely expansion joints, control joints, corner beads, casing beads; metal enclosure

systems comprising expanded metal panels, posts, doors and hardware for their installation; metal fencing systems comprising expanded metal fence sections, posts, fittings, rails and gates.
(2) Vinyl accessories for drywall and veneer applications, namely corner beads, arch corner beads, casing beads, expansion joints, control joints and sealing trim strips.

SAFETY-TREAD GRATING	SAFETY-TREAD GRATING	Registered	4/10/1987	TMA326202	0530473	Canada	6	Metal industrial safety grating.
SAFETY-GRIP NOSING	SAFETY-GRIP NOSING	Registered	2/7/1992	TMA393819	0647127	Canada	6	Metal industrial safety grating and floor treads.
ISG DESIGN		Registered	11/15/1991	TMA390146	0647107	Canada	6	Metal industrial safety grating and floor treads.
DIAMOND-GRIP GRATING	DIAMOND-GRIP GRATING	Registered	8/21/1987	TMA331181	0559460	Canada	6	Metal industrial safety grating.
ROOF-GRIP	ROOF-GRIP	Registered	11/9/1990	TMA375581	0647116	Canada	6	Metal industrial safety grating and floor treads.
SAFETY-GRIP GRATING	SAFETY-GRIP GRATING	Registered	4/10/1987	TMA325721	0530472	Canada	6	Metal industrial safety grating.

Appleton Supply Co., Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
APPLETON BUILDING PRODUCTS (and design)		Registered	7/24/2007	3,270,024	78/745,852	USA	IC 006
Metal building products; namely, flashings, roof edgings, wind braces, gravel stops, ridge rolls, gutter aprons, hardboard siding corners, brick molding covers, H molding joint covers, J channel, roll aluminum and roll steel, brick bonds, flashing shingles, starter strips, drywall corner beads, soffit panels, soffit trim and fascia

AS (and design)		Registered	3/23/1993	1,759,443	74/230,736	USA	IC 006
Metal building products; namely, flashings, roof edgings, wind braces, gravel stops, ridge rolls, gutter aprons, hardboard siding corners, brick molding covers, H molding joint covers, roll aluminum and roll steel, brick bonds, flashing shingles, starter strips and drywall corner beads

SELL-EVEN BUILDING PRODUCTS	SELL-EVEN BUILDING PRODUCTS	Registered	10/6/1992	1,721,382	74/230,245	USA	IC 006	Metal building products; namely, soffits, siding, gutters and coiled aluminum sold in bulk
SELL-EVEN BUILDING PRODUCTS (and design)		Registered	10/6/1992	1,721,386	74/230,951	USA	IC 006	Metal building products; namely, soffits, siding, gutters and coiled aluminum sold in bulk

SELL-EVEN	SELL-EVEN	Registered	9/4/2012	4202100	85525951	USA	IC 006	metal building products; namely, soffits, siding, gutters and coiled aluminum sold in bulk
SplashShield	SplashShield	Registered	1/22/2013	4278575	85582237	USA	IC 006	Metal guard barriers for attachment to inside corner of gutters to prevent water overflow
AS APPLETON SUPPLY CO., INC. A GIBRALTAR INDUSTRIES COMPANY		Registered	6/9//2015	4,750,592	86/238,871	USA	IC 006
Metal building products, namely, flashings, roof edgings, wind braces, gravel stops, ridge rolls, gutter aprons, hardboard siding corners, brick molding covers, H molding joint covers, J channel, aluminum in the form of coils, steel in the form of coils, metal brick bonds, flashing shingles, starter strips, drywall corner beads, soffit panels, soffit trim, fascia, siding, and gutters.

Diamond Perforated Metals, Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
THE HOLE COMPANY	THE HOLE COMPANY	Registered	10/27/1998	2200208	75150950	USA	IC 040
custom manufacturing services, namely, perforation, tooling, slitting, cutting to length, blanking, shearing, roller leveling, degreasing, fabrication, and assembling of parts of finished metal, plastic, paper, and vinyl products

Florence Corporation of Kansas, Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
EXPRESSLOCKER	EXPRESSLOCKER	Registered	3/14/2017	5160416	87123966	USA	IC 009 IC 020
Electronic locker system comprising computer controlled lockers and software for programming the system to authorize or deny access to lockers in the system all sold as a unit, and software for programming a locker system to authorize or deny access to lockers of the system; lockers

Nexus Corporation, Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
NATIONAL GREENHOUSE COMPANY	NATIONAL GREENHOUSE COMPANY	Registered	8/23/2005	2987284	78340957	USA	IC 006	Metal framed enclosures, namely greenhouse structures, pool houses and smoking shelters

Noll/Norwesco, LLC, Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
025	025	Registered	9/19/1961	0,721,610	72/097,234	USA	IC 011	Cap assemblies for gas vents.
GENERAL METALCRAFT PRODUCTS (and design)		Registered	1/11/2000	2,307,147	75/502,001	USA	IC 006	Metal building products, namely, gutters, downspouts, flashings, roof vents, and HVAC ducting
M&N PLASTICS	M&N PLASTICS	Registered	12/26/2006	3,188,869	78/652,448	USA	IC 019	Fabricated plastic products, namely area wells for building ventilation, vents for buildings, namely cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents.
NOLL	NOLL	Registered	9/19/1961	0,721,611	72/097,235	USA	IC 011	Cap assemblies for gas vents.
NORWESCO	NORWESCO	Registered	10/5/1965	0,796,980	72/202,117	USA	IC 021	Fabricated metal products, namely, pails, tubs, garbage cans, mailboxes, and sprinkling cans.

NORWESCO	NORWESCO	Registered	9/7/1965	0,795,437	72/202,118	USA	IC 006 IC 017 IC 019	Fabricated metal products namely, downspouts, gutters, roof ventilators, shower stalls, and window wells.
NORWESCO	NORWESCO	Registered	9/7/1965	0,795,498	72/202,119	USA	IC 012	Wheelbarrows.
NORWESCO	NORWESCO	Registered	11/28/2006	3,176,210	78/616,966	USA	IC 006 IC 012 IC 019 IC 021
Fabricated metal products, namely, mail boxes, downspouts, gutters, roof vents for ventilation, window wells, metal HVAC pipe and ducts, namely pipes, ducts, adjustable angles, boots, boxes, caps, collars, elbows, filter slides, increasers, plugs, reducers, saddles, spin-ins, stands, tees, and wyes for HVAC ducts; Wheelbarrows; Fabricated plastic products, namely, area wells for building ventilation, vents for buildings, namely, cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents; Fabricated metal products, namely, pails, water tubs, garbage cans, and watering cans.

VENT AIR	VENT AIR	Registered	12/5/2006	3,179,511	78/617,039	USA	IC 019 IC 020
Fabricated plastic products for use in household construction, namely, cap vent covers, foundation vent covers, gable vent covers, ridge vent covers, roof vent covers, soffit vent covers, and stem vent covers for roof, wall, and building foundations; Fabricated plastic products for use in household construction, namely, non- metal ventilating ducts utilizing end cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents.

WEATHER GUARD RAINWARE		Registered	3/18/2014	4498656	85599403	USA	IC 008	Water handling and conveyance products, namely, metal gutters and gutter pipes

Pacific Award Metals, Inc., Trademarks

Mark	Image	Status	Registrati on Date	Registratio n Number	Application Number	Country	Class	Goods or Services
STEALTH	STEALTH	Registered	9/28/1999	2,282,019	75329757	USA	IC 006 IC 020	Roof vents for residential and commercial buildings primarily made of metal. non-metal roof vents residential and commercial buildings.
AWARD STONECOAT	AWARD STONECOAT	Registered	10/5/1999	2,283,817	75335015	USA	IC 019	Adhesive and crushed stone based coatings for roof flashing and roof vent structures.
RAP-I-FORM	RAP-I-FORM	Registered	9/28/1982	1,210,253	73326025	USA	IC 006	Metal Clips for Securing Concrete Foundation Forms.
SUN LINE	SUN LINE	Registered	2/14/2006	3,058,800	78463444	USA	IC 006	Metal drywall corner bead with paper facing for use in building construction.
MINI BEAD	MINI BEAD	Registered	4/4/2006	3,077,946	78531055	USA	IC 017	Metal drywall corner bead with paper facing for use in building construction.

MINIBULL	MINIBULL	Registered	11/21/2006	3,175,110	78/531,056	USA	IC 006	Metal drywall corner bead with paper facing for use in building construction.
READY- VENT	READY-VENT	Registered	3/28/2000	2,336,522	75/342,980	USA	IC 011	Foundation ventilators to use in residential and light industrial buildings.
NIFTY-FIFTY		Registered	5/7/2002	2,568,162	75/926,697	USA	IC 011	Roof Ventilators.
TAPER'S CHOICE	TAPER'S CHOICE	Registered	11/20/2007	TMA701149	1284078	Canada	6	Drywall corner bead.
TAPER'S BEAD	TAPER'S BEAD	Registered	11/20/2007	TMA701150	1284083	Canada	6	Drywall corner bead.
MINIBEAD	MINIBEAD	Registered	7/19/2006	TMA668221	1260193	Canada	6	Drywall edge reinforcement strip, corner trim, corner bead, and metal corner bead.
SUN LINE	SUN LINE	Registered	2/21/2008	TMA707983	1245754	Canada	6	Drywall corner bead.
MINIBULL	MINIBULL	Registered	8/1/2007	TMA693198	1260192	Canada	6	Drywall edge reinforcement strip, corner trim, corner bead, and metal corner bead.

POWER BEAD	POWER BEAD	Registered	4/9/2009	TMA737886	1312234	Canada	6	The right to the exclusive use of the word BEAD is disclaimed apart from the trade-mark.
FLUE GUARD	FLUE GUARD	Registered	9/10/2013	4401874	85581024	USA	IC 006	Metal chimney caps

Package Concierge, Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
Tour24	Tour24	Pending			87675668	USA	IC 035
Real estate marketing services, namely, services provided via the internet and wireless communication devices for scheduling a time slot for a self-guided tour of apartment buildings and units, and for enabling and directing the self- guided tour of apartment buildings and units

PACKAGE CONCIERGE EXPRESS	PACKAGE CONCIERGE EXPRESS	Pending			87275367	USA	IC 009
Computer hardware and software and electronic equipment, namely, community-shared lockers sold as a unit, for managing receipt, notification of receipt, storage, security, retrieval and access of packages

PACKAGE CONCIERGE PREMIER	PACKAGE CONCIERGE PREMIER	Pending			87275355	USA	IC 009
Computer hardware and software and electronic equipment, namely, community-shared lockers sold as a unit, for managing receipt, notification of receipt, storage, security, retrieval and access of packages

PACKAGE CONCIERGE	PACKAGE CONCIERGE	Registered	11/3/2015	4846397	85826793	USA	IC 009
Computer hardware and software and electronic equipment, namely, community-shared lockers sold as a unit, for managing receipt, notification of receipt, storage, security, retrieval and access of packages

RBI Solar, Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
CALLUNA	CALLUNA	Pending			87885303	USA	IC 040 IC 042
Custom manufacture of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms; Custom design and engineering of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms

DAHLIA	DAHLIA	Pending	87885316	USA	IC 040 IC 042
Custom manufacture of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms; Custom design and engineering of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms

SUNFLOWER	SUNFLOWER	Pending	87885284	USA	IC 040 IC 042	Custom manufacture of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms; Custom design and engineering of solar panel mounts made of metal, of metal structures for mounting solar panels, and of ballasted ground support systems for mounting solar panels comprised of metal frames and metal forms in which weighted materials are poured to stabilize the forms

Renusol GmbH Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
Rensuol		Registered	9/20/2011	4,027,416	77/756,246	USA	IC 006 IC 019

Metal building materials for photovoltaic, solar thermal and/or solar installations, namely, module frames, mounting systems consisting of rods, slats, end caps, countertops, soffits, fascia, corrugated metal sheets, flashings, mounting rails, rail splices, spacers, profiles used for arranging devices on and in walls, ceilings, roofs and other surfaces, and fastening systems consisting of roof hooks, clips, clamps, bolts, nuts, nails, rivets, screws, locks, anchors and mounting brackets; metal building materials containing solar cells, solar modules and solar collectors, namely, module frames, corrugated metal sheets and flashings; metal roofing containing solar cells, solar modules and/or solar collectors; rigid metal pipes for use with photovoltaic, solar thermal and/or solar installations.

Renusol	RENUSOL	Registered	9/6/2011	4,020,998	77/756,175	USA	IC 006 IC 019

Metal building materials for photovoltaic, solar thermal and/or solar installations, namely, module frames, mounting systems consisting of rods, slats, end caps, countertops, soffits, fascia, corrugated metal sheets, flashings, mounting rails, rail splices, spacers, profiles used for arranging devices on and in walls, ceilings, roofs and other surfaces, and fastening systems consisting of roof hooks, clips, clamps, bolts, nuts, nails, rivets, screws, locks, anchors and mounting brackets; metal building materials containing solar cells, solar modules and solar collectors, namely, module frames, corrugated metal sheets and flashings; metal roofing containing solar cells, solar modules and/or solar collectors; rigid metal pipes for use with photovoltaic, solar thermal and/or solar installations.

SolarBOS, Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
SOLARBOS		Registered	7/2/2013	4360531	85756800	USA	IC 009
Photovoltaic installation apparatus, namely, solar modules for production of electricity, solar thermal and electric receivers, tracking mechanisms and concentrating optics, and control algorithms; Photovoltaic solar modules for production of electricity; Photovoltaic systems that convert sunlight into electric and thermal energy

Solar Group, Inc., Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
EASY UP (and design)		Registered	10/8/1996	2,006,214	75/013,693	USA	IC 006 IC 011 IC 020
Metal goods, namely drive-in post anchors, T-bracing and flat wall bracing, door viewers and knockers, door finger pulls, door stops, handrail brackets, cabinet catches, metal closet rods, sash locks, sash lifts, closet hinges, metal rod chairs for supporting reinforcing bars used in concrete construction, soffit ventilators, house numbers, metal mailboxes, mailbox post mounts, mailbox post supports, mail slots, mailbox mounting hardware, namely metal mounting brackets, screws and bolts; metal static roof vents, metal ridge vents, metal ventilating lovers, soffit strips, foundation vents;
Turbine ventilators and powered ventilators for domestic use;
Non-metal mailboxes, non-metal mailbox house mounts, non-metal house numbers, non-metal house number supports, non-metal mailbox flags, non- metal wall bumpers, non-metal roof vents, non-metal ridge vents, non-metal storage hooks.

MAILSAFE (and design)		Registered	7/2/1996	1,984,693	74/595,017	USA	IC 020	Non-metal mail boxes.

THE BRUTE (stylized)		Registered	5/30/1989	1,541,576	73/747,770	USA	IC 020	Non-metal rural mailboxes.
THE ESTATE SERIES	THE ESTATE SERIES	Registered	11/19/2002	2,652,518	76/167,826	USA	IC 006	Rural metal mailboxes, metal posts for supporting mailboxes, metal fasteners for securing post components to each other.
THE GENTRY	THE GENTRY	Registered	2/10/2004	2,812,677	76/498,613	USA	IC 020	Plastic rural mailboxes and plastic posts for rural mailboxes.
ESTATE	ESTATE	Registered	6/16/2009	3,639,131	77/616,292	USA	IC 006	Metal fasteners, namely, bolts, screws, rivets, nails, brackets and fittings for securing mailbox and mailbox post components together; metal mailboxes; metal posts.
BERKSHIRE	BERKSHIRE	Registered	1/11/2005	2,917,510	78/353,597	USA	IC 006	Metal mail boxes.

FIRST CLASS	FIRST CLASS	Registered	10/30/2007	3,325,892	78/534,588	USA	IC 006 IC 020	Metal mail boxes; Non-metal mail boxes.
POSTMASTER	POSTMASTER	Registered	11/7/2000	2,402,352	75/350,207	USA	IC 006 IC 020	Metal mail boxes and accessories, namely, mounting brackets and shelf expanders; Non-metal mail boxes and accessories, namely, mounting brackets and shelf expanders.
THE IRONSIDE	THE IRONSIDE	Registered	3/19/2002	2,550,239	75/350,209	USA	IC 006	Mail boxes made predominately of metal.
HERITAGE	HERITAGE	Registered	10/18/2011	4,043,077	85/093960	USA	IC 020	Non-metal mailboxes.
THE BIG EASY	THE BIG EASY	Registered	2/14/2012	4,251,094	85/410562	USA	IC 020	Non-metal mailboxes.
MAILSAFE	MAILSAFE	Registered	6/5/2011	4,155,547	85/321988	USA	IC 006	Metal mailboxes.

SOLAR GROUP	SOLAR GROUP	Registered	8/7/2018	5535258	87743116	USA	IC 006 IC 019 IC 020
Metal mailboxes, metal mailbox support posts, metal mailbox posts, metal mailbox flags, metal mailbox mounting brackets, metal mailbox house mounts in the nature of mounting brackets, metal mailbox numbers; wooden mailbox posts and non-metal structures for mounting in the nature of mounting boards for mailboxes; wooden mailbox support boards in the nature of non- metal building materials; plastic mailbox posts; Wooden mailboxes, wooden mailbox house mounts in the nature of mounting brackets, wooden mailbox numbers; plastic mailboxes, plastic mailbox posts, plastic mailbox flags, plastic mailbox mounting brackets, plastic mailbox house mounts in the nature of mounting brackets, plastic mailbox numbers

GIBRALTAR MAILBOXES	GIBRALTAR MAILBOXES	Registered	8/7/2018	5534119	87715335	USA	IC 006 IC 019 IC 020
metal mailboxes, metal mailbox support posts, metal mailbox posts, metal mailbox flags, metal mailbox mounting brackets, metal mailbox house mounts in the nature of mounting brackets, metal mailbox numbers; wooden mailbox posts and non-metal structures for mounting in the nature of mounting boards for mailboxes; wooden mailbox support boards in the nature of non- metal building materials; plastic mailbox posts; wooden mailboxes, wooden mailbox house mounts in the nature of mounting brackets, wooden mailbox numbers; plastic mailboxes, plastic mailbox posts, plastic mailbox flags, plastic mailbox mounting brackets, plastic mailbox house mounts in the nature of mounting brackets, plastic mailbox numbers

PARCEL PRO	PARCEL PRO	Registered	1/29/2013	4284105	85978266	USA	IC 006	Metallic lockable containers for the receipt of delivered packages, envelopes, and other articles
Gorilla Box	Gorilla Box	Registered	1/21/2014	4471822	85705053	USA	IC 006	Metal mailboxes

Southeastern Metals Manufacturing Company Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
GH (and design)		Registered	10/14/2008	3,516,869	76/671,372	USA	IC 006	Gutter rain water deflectors made primarily of metal.
GUTTER HELMET	GUTTER HELMET	Registered	3/28/1989	1,531,983	73/698,205	USA	IC 019	Rain water gutter deflectors and associated hardware therefor sold as a unit therewith.
NEVER CLEAN YOUR GUTTERS AGAIN!	NEVER CLEAN YOUR GUTTERS AGAIN!	Registered	7/27/1999	2,264,723	75/484,077	USA	IC 006	Gutter rain water deflectors made primarily of metal.
SM (and design)		Registered	4/11/1978	1,089,047	73/121,768	USA	IC 006	Metal building and construction products-namely, hurricane clips, wall ties, valleys, gravel stops, downspouts and guttering, termite shields, joist hangers, and rod chairs.

TRUSTED QUALITY TESTED STRENGTH	TRUSTED QUALITY TESTED STRENGTH	Registered	1/13/2009	3,561,481	76/671,371	USA	IC 006
Metal building and metal construction products - namely steel framing, gutters, downspouts, lath, storm panels, ridge and hip plates, patio covers, concrete and masonry foundation connectors, column and post connectors, floor and deck connectors, roof and truss connectors, wall connectors, steel deck panels, eave drip, roof edge, gutter deflectors, flashing, gravel stops and cover plates, valleys and rail diverters metal roofing, corner beads, soffits, hurricane clips, wall ties, girder shields, termite shields, joist hangers and rod chairs, metal roof vents for ventilation in residential and commercial buildings.

DIAMOND	DIAMOND	Registered	4/20/2010	3,778,835	77/512,075	USA	IC 006	Metal building framing materials, namely, wall, ceiling, roof and floor framing materials made primarily of embossed metal.
MICRO-CS	MICRO-CS	Registered	9/21/2010	3,850,776	77/618,888	USA	IC 019	Gutter rain water protection panels with screens made from metal.

CLEAN MESH	CLEAN MESH	Registered	3/20/2012	4,116,266	85/323130	USA	IC 006	Metal Debris guards for gutters.
SUNESTA	SUNESTA	Registered	5/28/1996	1,994,788	74/643863	USA	IC 006 IC 022	Retractable and stationary metal frames for awning and for interior and exterior decorative products, namely awnings, umbrellas, curtains, roll curtains, valances and canopies.
TOTAL JACK	TOTAL JACK	Registered	7/7/2015	4,769,879	86/238931	USA	IC 006	Metal roof jack with an adjustable cap and turbine base used to seal vent pipe protrusions from a roofing surface.
TOTAL JACK. RIGHT PITCH. ALWAYS.		Pending	N/A	N/A	86/238899	USA	IC 006	Metal roof jack with an adjustable cap and turbine base used to seal vent pipe protrusions from a roofing surface.
THE BEST WAY TO INSTALL METAL ROOFING WITHOUT BEING SCREWED	THE BEST WAY TO INSTALL METAL ROOFING WITHOUT BEING SCREWED	Pending			87666131	USA	IC 006	Metal roofing panel fastener system comprised of concealed base connectors and polyurethane adhesive to attach metal roofing panels to roof decks without exposed metal panel screws, fasteners or clips

The Next Generation of Installation	The Next Generation of Installation	Registered	3/20/2018	5429219	87158726	USA	IC 006	Metal roofing panel fastener system comprised of concealed base connectors and polyurethane adhesive to attach metal roofing panels to roof decks without exposed metal panel screws, fasteners or clips
STEALTH BOND	STEALTH BOND	Registered	2/6/2018	5396896	86824662	USA	IC 006	Metal roofing panel fastener system comprised of concealed base connectors and polyurethane adhesive to attach metal roofing panels to roof decks without exposed metal panel screws, fasteners or clips
WEATHERVENT	WEATHERVENT	Registered	11/20/2012	4245261	85580867	USA	IC 006	Metal roof vents for heating, cooling, ventilation in residential and commercial buildings
HELMET HEAT	HELMET HEAT	Registered	6/17/2014	4552584	85804457	USA	IC 011
Electric heating systems for residential and commercial buildings comprised of a conductive polymer self- regulating heating cable that protects roofs, eaves, and gutters from the accumulation of ice, icicles and snow accumulation

NOSE FORWARD	NOSE FORWARD	Registered	12/8/2004	TMA627816	1180839	Canada	6	Gutter rain water deflectors and associated hardware thereof sold as a unit therewith.

GUTTER HELMET	GUTTER HELMET	Registered	6/30/2008	TMA717682	1186038	Canada	6	Gutter rain water deflectors and associated hardware therefor sold as a unit therewith.
NEVER CLEAN YOUR GUTTERS AGAIN!	NEVER CLEAN YOUR GUTTERS AGAIN!	Registered	1/19/2005	TMA630608	1180095	Canada	6	Gutter rain water deflectors made primarily of metal.

The D.S. Brown Company Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country	Class	Goods or Services
DELASTIC	DELASTIC	Registered	10/14/1997	2,104,782	75/082,079	USA	IC 017	Preformed elastomeric compression sealing strips for concrete pavement.
DELASTIC-LS	DELASTIC-LS	Registered	7/13/2010	3,816,291	77/657,458	USA	IC 017	Two-part urethane sealant and primer, sold together as a unit, for use on engineered joints on bridges and roads.
STEELFLEX	STEELFLEX	Registered	5/20/1997	2,062,964	75082004	USA	IC 006	Strip seal expansion joint systems composed of steel profiles, reinforcing steel, steel anchors and neoprene glands, sold as a unit.
EXODERMIC	EXODERMIC	Registered	8/5/2003	2,747,531	75/642,180	USA	IC 042	Consultation and Providing Information related to composite bridge and decks comprised of unfilled grid and structural slab.
DECKGUARD	DECKGUARD	Registered	9/23/2014	4607928	85659166	USA	IC 019	Two component waterproofing sprayable membrane for bridge components

D.S. Brown		Registered	9/24/2013	4405569	85660353	USA	IC 006 IC 007 IC 017 IC 019 IC 042
Metal bridge decking, metal bridge railings, metal expansion joints for bridges in the nature of extruded metal rails and steel plates, and metal components for supporting bridges, namely, metal high load multi-rotational bearings and bronze and steel horizontal load bearings; Machines for installing seals in expansion joints and for heat sealing cable wrapping; elastomeric polymer corrosion inhibiting sheet wrap for use on steel bridge cables, non-metal preformed compression seals for use in expansion joints, paved roads and bridge surfaces and architectural structures; non- metal neoprene sponge joint seals and non- metal elastomeric bearings for supporting bridge decking and elastomeric concrete and polymeric concrete patching compounds; Pourable asphalt-based concrete fillers and sealants; Engineering and design consulting services in the field of pavement, bridges, bridge bearings, compression seals and expansion joints

MATRIX PREMIX		Registered	1/15/2013	4276031	77696995	USA	IC 017	Pre-packaged bridge expansion joint filler
DELCRETE	DELCRETE	Registered	1/3/1989	1,518,915	73733176	USA	IC 019	Elastomeric concrete for construction of pavement joints.

Air Vent, Inc., Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
End-ventilating adjustable pitch arcuate roof ventilator	09/447,666	6,149,517	U	11/23/1999	11/21/2000	USA
End-ventilating adjustable pitch arcuate roof ventilator	09/711,370	6,299,528	U	11/10/2000	10/9/2001	USA
End-ventilating adjustable pitch arcuate roof ventilator	09/973,259	6,482,084	U	10/9/2001	11/19/2002	USA
Vent with presecured mechanical fasteners	10/600,397	6,793,574	U	6/20/2003	9/21/2004	USA
Rollable ridge vent	29/209,647	D511,847	D	7/19/2004	11/22/2005	USA
Rollable ridge vent	29/210,091	D511,848	D	7/27/2004	11/22/2005	USA
Off-peak intake vent	29/297,913	D574,947	D	11/21/2007	8/12/2008	USA
Externally baffled ridge vent and methods of manufacture and use	10/610,067	6,881,144	U	6/30/2003	4/19/2005	USA
Externally baffled ridge vent	11/238,315	7,766,735	U	9/29/2005	8/3/2010	USA
Roof vent and sealing element therefor	29/355,461	D654,161	D	2/8/2010	2/14/2012	USA
Off-peak air intake vent	2631995	2631995	U	5/21/2009	8/28/2012	CAN
Off-peak intake vent	11/943,936	8,292,707	U	11/21/2007	10/23/2012	USA

Roof ridge vent and ventilated roof employing same.	12/701,834	8,790,167	U	2/8/2010	7/29/2014	USA
Off-peak air intake vent	2787232	2787232	U	5/22/2008	1/27/2015	CAN
Method and apparatus for attic fan power controller with remote control.	13/184,334	9,182,138	U	7/15/2011	11/10/2015	USA
Roof ridge vent and ventilated roof employing same	14/309,353	9,890,965	U	6/19/2014	2/13/2018	USA
Roof ridge vent and ventilated roof employing same	2730863	2730863	U	2/7/2011	2/20/2018	CAN
Method and apparatus for attic fan power controller with remote control	2841733	2841733	U	7/16/2011	8/14/2018	CAN

Alabama Metal Industries Corporation Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Door frame reinforcing structure	09/359,600	6,178,700	U	7/23/1999	1/30/2001	USA
End-ventilating adjustable pitch arcuate roof vetilator	09/711,370	6,299,528	U	11/10/2000	10/9/2001	USA
End-ventilating adjustable pitch arcuate roof ventilator	09/973,259	6,482,084	U	10/9/2001	11/19/2002	USA
Fastener clip for security wall system	2290080	2290080	U	11/16/1999	5/30/2006	CAN
Movement control screed	11/293,023	8,584,416	U	3/9/2010	11/19/2013	USA
Roof jack	29/464,200	D709,173	D	8/14/2013	7/15/2014	USA
Roof jack	29/464,219	D709,174	D	8/14/2013	7/15/2014	USA
Weep screed	15/446,732	10,024,063	U	3/1/2017	7/17/2018	USA

Southeastern Metals Manufacturing Company d/b/a DOT Metal Products Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Adjustable roof jack	13/343,994	8,534,013	U	1/5/2012	9/17/2013	USA
Adjustable roof jack	13/949,912	8,615,943	U	7/24/2013	12/31/2013	USA
Adjustable roof jack	14/086,214	8,763,325	U	11/21/2013	7/1/2014	USA

Florence Corporation Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Portions of a post supportable mail box	29/185,750	D501,594	D	7/2/2003	2/1/2005	USA
Portions of post mountable mail boxes	29/185,751	D503,504	D	7/2/2003	3/29/2005	USA
Portions of a post supported mail box	29/185,747	D503,844	D	7/2/2003	4/5/2005	USA
Portions of a post for supporting mail boxes	29/185,748	D503,845	D	7/2/2003	4/5/2005	USA

Pacific Award Metals, Inc., Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Multi-Part Foundation Ventilator of Variable Preselected Width	09/273,116	6,165,066	U	3/19/1999	12/26/2000	USA
Ridge Vent for Tile Roofs	10/738,891	7,024,829B2	U	12/16/2003	4/11/2006	USA

RBI Solar, Inc., Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Holder device for fastening an area module to a carrier	14/783,013	9,803,893	U	10/7/2015	10/31/2017	USA
Holder device for fastening an area module to a carrier	EP20140722541	2984417	U	4/11/2014	5/30/2018	GERMANY

Solar Group, Inc., Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Secure parcel receptacle, lock assembly therefore and associated method	09/824,138	6,412,688	U	4/2/2001	7/2/2002	USA
Roll type roof ridge ventilator and associated method	09/772,611	6,684,581	U	1/30/2001	2/3/2004	USA
Modular shelving system	11/048,838	7,686,173	U	2/2/2005	3/30/2010	USA
Mailbox mounting bracket assembly	12/505,572	8,104,732	U	7/20/2009	1/31/2012	USA
Mailbox and barrier member therefor	15/891,684	10,111,548	U	2/8/2018	10/30/2018	USA

SolarBOS, Inc., Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
System for combining direct current power from multiple inputs	12/942,750	8,558,709	U	11/9/2010	10/15/2013	USA
System for Combining Direct Current Power From Multiple Inputs	WO 2011/057255	EP2499710	U	11/9/2010	7/16/2014	International (multiple countries)1
System for Combining Direct Current Power From Multiple Inputs	WO 2011/057255	5687708	U	11/9/2010	1/30/2015	Japan
System for Combining Direct Current Power From Multiple Inputs	WO 2013/049501	EP2742589	U	9/28/2012	8/10/2016	International (multiple countries)2

1 On October 15, 2013, a patent was granted for the following contracting states: Germany, Spain, France, and the United Kingdom.
2 On August 10, 2016, a patent was granted for the following contracting states: Switzerland, Germany, Spain, France, the United Kingdom, Ireland, Iceland, and Italy.

Southeastern Metals Manufacturing Company Patents

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country
Gutter cover device	10/043,813	6,672,012	U	1/10/2002	1/6/2004	USA
Off-ridge roof vent	10/806,002	7,044,852	U	3/22/2004	5/16/2006	USA
Hanger for rain gutter device	10/904,988	7,861,980	U	12/8/2004	1/4/2011	USA
Screened gutter protection	12/573,130	8,474,192	U	10/4/2009	7/2/2013	USA
Gutter-locking gutter protection	12/952,271	8,528,262	U	11/23/2010	9/10/2013	USA
Screened gutter protection	13/529,379	8,635,811	U	6/21/2012	1/28/2014	USA
Roofing systems for low slope membrane and steep pitch metal roofing	14/970,654	9,499,987	U	12/16/2015	11/22/2016	USA
Low slope roofing system	14/724,950	9,896,846	U	5/29/2015	2/20/2018	USA

Air Vent, Inc. Copyrights

Copyright Claimant	Registration Number	Registration Date	Title	Description
Air Vent, Inc.	TX 131-073	7/24/1978	Principles of Attic Ventilation.	recorded document
Air Vent, Inc.	V3581D629	8/6/2009	Principles of attic ventilation. TX 131-073.	recorded document
Air Vent, Inc.	V9931D871	12/30/2015	Principles of attic ventilation / Reg. TX131073 & V3581 D629.	recorded document

Solar Group, Inc., Copyrights

Copyright Claimant	Registration Number	Registration Date	Title	Description
Solar Group, Inc.	V3412D855	3/13/1998	Century Classic 2000 Mailbox & 1 Other Title (Century Classic 2000 3-D artwork).	recorded document
Solar Group, Inc.	VAU 469-000	5/14/1999	Cast Aluminum Vertical Citibox.	technical drawing.
Solar Group, Inc.	VAU 462-933	5/28/1999	Cast Aluminum Horizontal Citibox.	technical drawing.
Solar Group, Inc.	VA 1-038-133	3/27/2000	Olde Towne Collection Post Assembly.	mailbox support post
Solar Group, Inc.	VA 1-041-820	3/27/2000	Olde Towne Collection Vertical Mailbox.	visual material
Solar Group, Inc.	VA 1-041-830	3/27/2000	Olde Towne Collection Horizontal Mailbox.	visual material
Solar Group, Inc.	TX 5-186-529	4/30/2000	Olde Towne Collection.	2 pages
Solar Group, Inc.	TXU 976-824	11/27/2000	Premium Mailbox Post: The Estate ES200 Black.	poster
Solar Group, Inc.	TXU 977-296	11/27/2000	Premium Mailbox Post: The Estate Series ES200 White.	poster
Solar Group, Inc.	TXU 980-912	11/27/2000	Premium Mailbox: Estate Series E15 Black.	poster
Solar Group, Inc.	TXU 983-179	11/28/2000	Premium Mailbox (Estate Series E15 White).	poster
Solar Group, Inc.	TXU 980-800	12/4/2000	Premium Mailbox: Estate Series E15 Premium Aluminum Mailbox Post.	poster
Solar Group, Inc.	V3540D897	7/28/2006	Cardinal & 17 other titles/ Add. ti: Country image color illustrations.	recorded document
Solar Group, Inc.	V3579D531	6/9/2009	Cardinal & 17 other titles/ Add. ti: Country image color illustrations.	recorded document
Solar Group, Inc.	V3581D627	8/6/2009	Olde Towne Collection & 11 other titles.	recorded document
Solar Group, Inc.	V9930D043	12/29/2015	Olde Towne Collection and 14 other titles.	recorded document

SCHEDULE 6.18 INSURANCE
SolarBOS Policies

Line of Coverage	Carrier	Policy No.	Policy Period	Amount of Coverage
Commercial	QBE Insurance	CCI1259086	2/1/2018-	$2,500,000
Property	Corporation		2/1/2019
Commercial	QBE Insurance	CCI1259086	2/1/2018-	$1,000,000 Each Occurrence
General Liability	Corporation		2/1/2019	$300,000 Damage to Rented Premises
$10,000 Med EXP
$1,000,000 Personal & Adv Injury
$2,000,000 General Aggregate
$2,000,000 Products – Comp/Op AGG
Automobile	QBE Insurance	CCI1259086	2/1/2018-	$1,000,000 bodily injury (per person)
Liability	Corporation		2/1/2019
Umbrella Liability	QBE Insurance	CCU125904	2/1/2018-	$8,000,000 Each Occurrence
	Corporation		2/1/2019	$8,000,000 Aggregate
Workers Comp and	Republic	18459507	2/1/2018-	$1,000,000 E.L. Each Accident
Employer’s	Indemnity		2/1/2019	$1,000,000 E.L. Disease – Ea Employee
Liability	Company of			$1,000,000 E.L. Disease – Policy Limit
America

See Attached for Remaining Policy Information

S-33

GIBRALTAR INDUSTRIES, INC.

SCHEDULE OF INSURANCE
4 / 01 / 18 – 4 / 01 / 19

6500 Sheridan Drive, Suite 114
Williamsville, NY 14221
716-630-4500

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM		LIMIT	COMMENTS

General Liability	Arch Insurance	11GPP4996404	4/01/18 – 4/01/19	$146,255	$2,000,000	General Aggregate
	Company				$2,000,000	Products/Comp. Ops.	$500,000 Self-Insured
							Retention
							GL Sales – $687,936,256
					$1,000,000	P&A Injury
					$1,000,000	Each Occurrence
					$1,000,000	Damage to Premises Rented
						to You
					$5,000	Medical Expenses
General Liability	Arch Insurance	11GPP0510103	4/01/18 – 4/01/19	$54,113	$2,000,000	General Aggregate	$500,000 Deductible
(Rough Brothers)	Company				$2,000,000	Products/Comp. Ops.	GL Sales - $254,528,561
					$1,500,000	P&A Injury
					$1,500,000	Each Occurrence
					$1,500,000	Damage to Premises
						Rented to You
					$5,000	Medical Expenses
General Liability	Chubb Insurance	CGL324385	4/01/18 – 4/01/19	$3,184 plus	$1,000,000	Aggregate	CN GL Sales – $34,266,929
Canada	Company of Canada			taxes	$1,000,000	Products/Completed
						Operations
						Each Occurrence
Workers’	Arch Insurance	11WCI4996204	4/01/18 – 4/01/19	$364,668	WC	Statutory	$500,000 Deductible
Compensation	Company			Plus	EL		Est. Payroll $111,964,413
(All Other States)				surcharges	$1,000,000	Each Accident
				$26,044	$1,000,000	Policy Limit
					$1,000,000	Each Employee

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		COMMENTS

Workers’ Compensation (CA, MO, NY, TX)	Arch Indemnity Insurance Company	14WCI4996304	4/01/18 – 4/01/19	Incl. above	WC EL $1,000,000 $1,000,000 $1,000,000	Statutory Each Accident Policy Limit Each Employee	$500,000 Deductible
Automobile Liability	Arch Insurance Company	11CAB4996504 (AOS) 11CAB4996604 (Massachusetts)	4/01/18 – 4/01/19	$28,892	$1,000,000	CSL	Self-Insured for Auto Physical Damage Power Units – 124 Liab. Ded. $500,000
CN Automobile Liability	ACE INA Insurance	CAC426144	4/01/18 – 4/01/19	$26,967 Plus CN taxes	$1,000,000 CAD	CSL	Coll. Ded. $100,000 Comp. Ded. $100,000 Power Units – CN 8
Umbrella Liability	Allianz Global Risks	USL00042518	4/01/18 – 4/01/19	$285,289	$25,000,000	Each Occurrence	$25,000 SIR
	US Ins. Co.				$25,000,000	Aggregate	Gibraltar, D.S. Brown, Rough
							Brothers
							Schedule of Underlying:
							GL / EBL / GL Canada / Auto /

Auto Canada / Foreign /
Employers Liability
1st Excess Liability	Endurance American Insurance Company	XSC1000359110 6	4/01/18 – 4/01/19	$106,450	$25,000,000 $25,000,000	Each Occurrence Aggregate	$25,000,000 XS $25,000,000 Gibraltar, D.S. Brown, Rough Brothers

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM		LIMIT	COMMENTS

2nd Excess Liability	North American	EXS 2000516 02	4/01/18 – 4/01/19	$59,500	$25,000,000	Each Occurrence	$25,000,000 PO $50,000,000
	Specialty Ins. Co.				P/O		XS $50,000,000
					$50,000,000		Gibraltar, D.S. Brown, Rough
					$25,000,000	Aggregate	Brothers
P/O
$50,000,000
2nd Excess Liability	Zurich-American	SFX 9242915-06	4/01/18 – 4/01/19	$59,489	$25,000,000	Each Occurrence	$25,000,000 PO $50,000,000
	Insurance Company				part of		XS $50,000,000
					$50,000,000		Gibraltar, D.S. Brown, Rough
					$25,000,000	Aggregate	Brothers
part of
$50,000,000
Property	Zurich American Insurance Company	PPR-0113710-02	4/01/18 – 4/01/19	$621,600 plus $283,500 Risk Engineering & Underwriting Service Fee	150,000,000 100,000,000 100,000,000 100,000,000	Per “Occurrence” Earth Movement Flood Boiler & Machinery	$250,000 combined all coverages per “occurrence”
Property Canada	Zurich Ins. Co. Ltd.	8844222	4/01/18 – 4/01/19	$21,909 CAD plus CN taxes			$25,591,983 Limit
California Earthquake	Empire Indemnity Insurance Company General Security	BPP1152088 TR00014860474 918	4/01/18 – 4/01/19	$29,000 plus E&S Taxes	$15,000,000 excess $10,000,000		Excess & Surplus Lines Carrier TIV $105,961,148
The D.S. Brown Company; General Liability	Maxum Indemnity Company	GLP 6018802-07	4/01/18 – 4/01/19	$70,753	$1,000,000 $2,000,000 $2,000,000 $1,000,000 $50,000 $1,000,000 $1,000,000 $10,000	Each Occurrence General Aggregate Products/Compl. Agg. Personal Inj. & Adv. Inj. Fire Damage EBL Each Claim EBL Aggregate Medical Expense	$10,000 Deductible Employee Benefits Liability Retro Date 8/1/2008

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM	LIMIT		COMMENTS

The D.S. Brown	Maxum Indemnity	EXC-6030793-02	4/01/18 – 4/01/19	$59,730	$10,000,000	Per Occurrence
Company;	Company				$10,000,000	Other Aggregate
Excess General					$10,000,000	Products/Comp. Ops. Agg.
Liability					In Excess Of
					$1,000,000	Per Occurrence
					$2,000,000	Other Aggregate
					$2,000,000	Products/Comp. Ops. Agg.
Builders Risk /	Federal Insurance	669-10-29	4/01/18 – 4/01/19	$19,624	$3,000,000	Builders Risk Limit	Builders Risk: $5,000 Deductible $25,000 Flood Deductible Contractors Equipment: $10,000 Deductible
Contractors Equip.	Company				$1,400,000	Contractors Equipment Limit
(RBI)
Crime	Federal Insurance Company	6800-2205	4/01/18 – 4/01/19	$22,000	$5,000,000	Limit	$150,000 Deductible
Primary Directors &	Federal Insurance	8240-2724	4/01/18 – 4/01/19	$164,026	$10,000,000	Limit	Retentions:
Officers Liability	Company						Insuring Clause (A): NONE
							Insuring Clause (B) (Claims
							other than Securities)
							$1,000,000
First Excess Directors	Travelers Casualty and	105910998	4/01/18 – 4/01/19	$91,825	$10,000,000	Limit	Retention:
& Officers Liability	Surety Co. of America				excess of		$1,000,000 ($1,500,000 M&A)
					$10,000,000
Second Excess	AXIS Insurance	MNN751652/01/2	4/01/18 – 4/01/19	$53,500	$10,000,000	Limit	Per Primary Deductible
Directors & Officers	Company	18			excess of
Liability					$20,000,000
Third Excess Directors & Officers Liability	XL Specialty Insurance Company	ELU154777-18	4/01/18 – 4/01/19	$39,500	$10,000,000 excess of $30,000,000	Limit	Per Primary Deductible
Fourth Excess Directors & Officers Liability	North American Specialty Ins. Co.	DOE 2001167 01	4/01/18 – 4/01/19	$36,000	$10,000,000 excess of $40,000,000	Limit	Per Primary Deductible
Side A Directors & Officers Excess	Allied World Ins. Co.	0308-9262	4/01/18 – 4/01/19	$47,500	$15,000,000	Limit

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM		LIMIT	COMMENTS

Side A Directors & Officers Excess	Chubb	DOX G46625869 002	4/01/18 – 4/01/19	$18,000	$5,000,000	Limit
Fiduciary Liability	Travelers Casualty and Surety Company of America	106271806	4/01/18 – 4/01/19	$20,658	$10,000,000	Limit	$5,000 Retention
Employment Practices Liability	Arch Insurance Co.	EPL100000400	4/01/18 – 4/01/19	$48,560	$10,000,000	Limit	Deductible Each Claim $150,000
Professional Indemnity	Lloyd’s of London	B0621PROUG00	4/01/18 – 4/01/19	$144,000 plus	$3,000,000	Rough Brothers Limit	$50,000 Deductible
(E&O)		118		$7,200 E&S	$1,000,000	SeaSafe Inc. Sub-Limit
Tax
International DIC	ACE American	CXCD38235990-	4/01/18 – 4/01/19	$5,368		General Liability
	Insurance Company	2			$4,000,000	General Aggregate
					$1,000,000	Each Occurrence
					$2,000,000	Prod./Comp. Ops. Aggregate
					$1,000,000	Premises Damage
					$1,000,000	Aggregate Limit PI & AI
					$50,000	Medical Payments
					$1,000,000	Employee Benefits Ea. Claim
					$1,000,000	Employee Benefits Agg.
Contingent Auto Liability
					$1,000,000	CSL BI/PD any one accident
					$50,000	Hired Auto Phy. Dam.
					$50,000	Medical Payments Ea. Acc.
Employers Responsibility
					State of Hire	North Americans
					Cty of origin	Third Country Nationals
					Cty of origin	Local Nationals
					1,000,000	Executive Assist. Services
					1,000,000	Employers Liability
					$50,000	AD&D Per Covered Person
					$1,500,000	AD&D Aggregate Limit
					$250,000	Kidnap and Extortion

GIBRALTAR INDUSTRIES, INC.
S C H E D U L E O F I N S U R A N C E – 4 / 0 1 / 1 8 – 4 / 0 1 / 1 9

LINE OF COVERAGE	CARRIER	POLICY NO.	POLICY PERIOD	PREMIUM		LIMIT	COMMENTS

Local Admitted -	Ping An P&C Ins. Company of China Chubb China Insurance Co Ltd		4/01/18 – 4/01/19	$2,941	$1,000,000	Employers Liab.
China
				$2,650	$1,000,000	General Liability
Local Admitted –	Chubb Ins. Japan		4/01/18 – 4/01/19	$3,100	$1,000,000	Employers Liab.
Japan	Chubb Ins. Japan			$3,966	$1,000,000	General Liability
Local Admitted –	ACE Seguradora S.A.		4/01/18 – 4/01/19	$2,000	$1,000,000	Employers Liab.
Brazil					$1,000,000	General Liability
Local Admitted -	Chubb Ins Co of CN	CGL324385	4/01/18 – 4/01/19	$3,184	$1,000,000	Employers Liab.
Canada					$1,000,000	General Liability
Flood	Homesite Insurance	3000017350	4/28/18 – 4/28/19	$3,797	$500,000	Building	Solar Group Inc.
107 Fellowship Road	Company				$500,000	Contents
Taylorsville, MS 39168
Flood	Homesite Insurance	3000012307	10/11/18 –	$1,949	$500,000	Building	Gibraltar Industries, Inc.
418 N. Front St.	Company		10/11/19		$500,000	Contents
Orrick, MO 64077
Ocean Marine Cargo	AGCS Marine Ins. Co. (Allianz)	OC96088000	4/01/18 – 4/01/19	$21,500	$2,000,000	Per conveyance	Nil Deductible
Travel Accident	CIGNA	ABY 960200	8/15/18 – 8/15/21	$5,637	$500,000	Principal Sum Benefit	Gibraltar Steel Corporation of
							New York

					$2,500,000	Policy Aggregate
					per aircraft
					Accident
					aggregate
					$2,500,000	War Risk Aggregate
					per War Risk
					accident
Special Risk	Travelers Casualty and Surety Company of America	106434433	12/31/15– 04/01/19	$21,656	10,00,000	Per Occurrence Limit	Personal & Confidential 3-Year Policy

SCHEDULE 7.3 PLEDGED NOTES
None

SCHEDULE 7.4 COMMERCIAL TORT CLAIMS
None

EXHIBIT A FORM OF
REVOLVING CREDIT NOTE

$              , 20

FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC., a
Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of     (“Lender”), at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

    AND 00/100    DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrowers pursuant to Section 2.2(a) of the Credit Agreement, whichever is less (or, in the event of currency fluctuations on Alternate Currency Loans, such greater amount as may be outstanding), in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. The Borrowers also agree to pay any additional amount that is required to be paid pursuant to Section 12.22 of the Credit Agreement.

As used herein, “Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as of January 24, 2019, among the Borrowers, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

GIBRALTAR INDUSTRIES, INC.

By:     Name:     Title:

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:     Name:     Title:

EXHIBIT B FORM OF
SWING LINE NOTE

$15,000,000         , 20

FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC., a
Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

FIFTEEN MILLION AND 00/100    DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Borrowers pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as of January 24, 2019, among the Borrowers, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

GIBRALTAR INDUSTRIES, INC.

By:     Name:     Title:

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:     Name:     Title:

EXHIBIT C FORM OF
NOTICE OF LOAN

    , 20

KeyBank National Association, as the Administrative Agent 127 Public Square
Cleveland, Ohio 44114 Attention: Commercial Banking

Ladies and Gentlemen:

The undersigned, Gibraltar Industries, Inc., a Delaware corporation, (the “Administrative Borrower”) refers to the Sixth Amended and Restated Credit Agreement, dated as of January 24, 2019 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Administrative Borrower, Gibraltar Steel Corporation of New York, a New York corporation (together with the Administrative Borrower, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section
2.5    of the Credit Agreement that the Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)	The Borrower requesting the Proposed Loan is .

(b)	The Business Day of the Proposed Loan is , 20 .

(c)	The amount of the Proposed Loan is $ .

(d)	The Proposed Loan is to be a:
Base Rate Loan     / Eurodollar Loan _     /
Alternate Currency Loan     / Swing Loan     . (Check one.)

(e)	If the Proposed Loan is a LIBOR Fixed Rate Loan, the Interest Period requested is one month , two months , three months _ , or six months (Check one.)

(f)	If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency requested is _.

The undersigned hereby certifies on behalf of the Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)    the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)    no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

GIBRALTAR INDUSTRIES, INC.

By:     Name:     Title:

EXHIBIT D FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)I am the duly elected [President] or [Chief Financial Officer] of GIBRALTAR INDUSTRIES, INC., a Delaware corporation (the “Administrative Borrower”, and together with GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation, collectively, the “Borrowers”);

(2)I am familiar with the terms of that certain Sixth Amended and Restated Credit Agreement, dated as of January 24, 2019, among the Borrowers, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KeyBank National Association, as the Administrative Agent, (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

(3)The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)The representations and warranties made by the Borrowers contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5)Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the     day of     ,
20     .

GIBRALTAR INDUSTRIES, INC.

By:     Name:     Title:

EXHIBIT E FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT DATE:_
Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of
January 24, 2019 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement

     (the “Assignor”) and     (the “Assignee”) hereby agree as follows:

1.The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified in Item 4 of Annex I (the “Assigned Share”) of all of the Assignor’s outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor’s Commitment, the Loans, the Letters of Credit (including drawn and unreimbursed amounts), and the Notes (if any) held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth in Item 4 of Annex I.

2.The Assignor (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment and Acceptance Agreement (this “Assignment Agreement”), that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any of their Subsidiaries or the performance or observance by the Borrowers or any of the other Credit Parties of any of their obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

3.The Assignee (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with the terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) to the extent legally entitled to do so, attaches the forms described in Section 12.10(e) of the Credit Agreement.

4.Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent and the receipt by the Administrative Agent of the administrative fee referred to in Section 12.10(d) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”).

5.Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6.It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (a) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, (b) all facility fees (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, and (c) all Letter of Credit fees (if applicable) on the Assignee’s participation in all Letters of Credit at the rate specified in Item 8 of Annex I hereto, that, in each case, accrue on and after the Settlement Date, such interest and, if applicable, facility fees and Letter of Credit fees, to be paid by the Administrative Agent, upon receipt thereof from the Borrowers, directly to the Assignee. It is further agreed that all payments of principal made by the Borrowers on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF THE ASSIGNOR]

By:     Name:     Title:

[NAME OF ASSIGNEE]

By:     Name:     Title:

Acknowledged and Agreed:

KEYBANK NATIONAL ASSOCIATION
as the Administrative Agent

By:     Name:     Title:

ANNEX I TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	The Borrowers:

GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK

2.	Name and Date of Credit Agreement:

Sixth Amended and Restated Credit Agreement dated as of January 24, 2019, among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York, and KeyBank National Association, as the administrative agent for the Lenders, and the Lenders named therein.

3.	Date of Assignment Agreement:

     , 20

4.	Amounts (as of date of item #3 above):

	Commitment	Loans
Aggregate Amount for all Lenders	$	$
Assigned Share	%	_ %
Amount of Assigned Share	$	$
Amount Retained by the Assignor	$	$

5.	Settlement Date:

     ,

6.	Rate of Interest

to the Assignee:	As set forth in Section 2.3 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

7.	Commitment

Fee:	As set forth in Section 2.8(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

8.	Letter of Credit Fees: As set forth in Section 2.2(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

9.Notices: ASSIGNOR:

ASSIGNEE:

Attention:    Attention:
Telephone No.:    Telephone No.:
Facsimile No.:    Facsimile No.:

10.	Payment Instructions:

ASSIGNOR:    ASSIGNEE:

ABA No.    ABA No.
Account No.:    Account No.:
Reference:    Reference:
Attention:    Attention:
Telephone No.:    Telephone No.:
Facsimile No.:    Facsimile No.:

EXHIBIT F-1 FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes) Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of
January 24, 2019 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:	Name:
Title:
Date:     , 20[ ]

EXHIBIT F-2 FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes) Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of
January 24, 2019 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:	Name:
Title:
Date:     , 20[ ]

EXHIBIT F-3 FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes) Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of
January 24, 2019 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and
(e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (B) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:	Name:
Title:
Date:     , 20[ ]

EXHIBIT F-4 FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes) Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of
January 24, 2019 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code,
(d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or
(ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (B) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:
Date:     , 20[ ]